Exhibit 10.1

CREDIT AGREEMENT

DATED AS OF APRIL 20, 2007

by and among

NORTH METRO HARNESS INITIATIVE, LLC

as Borrower

and

THE OTHER PERSONS PARTY HERETO THAT

ARE DESIGNATED AS LOAN PARTIES

and

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C.

as Agent, Lead Arranger and a Lender

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

i

4.18	Agreements and Other Documents	55
4.19	Insurance	55
4.20	Taxes and Tax Returns	55
4.21	Project Construction.	56
4.22	Certificate of Occupancy; Licenses	57

SECTION 5. AFFIRMATIVE COVENANTS		58

5.1	Compliance With Laws and Contractual Obligations	58
5.2	Insurance	58
5.3	Inspection; Consultants; Lender Meeting	59
5.4	Organizational Existence	59
5.5	Environmental Matters	59
5.6	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	60
5.7	Further Assurances	60
5.8	Payment of Taxes	60
5.9	Cash Management Systems	61
5.10	Project Construction	61
5.11	Shortfalls	64
5.12	Maintenance of Assets.	64

SECTION 6. NEGATIVE COVENANTS		65

6.1	Indebtedness	65
6.2	Liens and Related Matters	65
6.3	Investments	66
6.4	Contingent Obligations	66
6.5	Restricted Payments	67
6.6	Restriction on Fundamental Changes	67
6.7	Disposal of Assets or Subsidiary Stock	67
6.8	Transactions with Affiliates	68
6.9	Conduct of Business; Use of Property	68
6.10	Fiscal Year	68
6.11	Press Release; Public Offering Materials	68
6.12	Subsidiaries	69
6.13	Deposit Accounts	69
6.14	ERISA	69
6.15	Sale-Leasebacks	69

SECTION 7. FINANCIAL COVENANTS/REPORTING		69

7.1	Financial Covenants	69
7.2	Financial Statements and Other Reports	71
7.3	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	74

SECTION 8. DEFAULT, RIGHTS AND REMEDIES		74

8.1	Event of Default	74
8.2	Suspension or Termination of Term Loan Commitment	76
8.3	Acceleration and other Remedies	76
8.4	Construction Related Remedies	77
8.5	Performance by Agent	78
8.6	Application of Proceeds	78

SECTION 9. ASSIGNMENT AND PARTICIPATION		79

9.1	Assignment and Participations	79
9.2	Agent	80
9.3	Set Off and Sharing of Payments	85
9.4	Disbursement of Funds	85
9.5	Disbursements of Advances; Payment	86

SECTION 10. MISCELLANEOUS		87

10.1	Indemnities	87
10.2	Amendments and Waivers	87
10.3	Notices	88
10.4	Failure or Indulgence Not Waiver; Remedies Cumulative	89
10.5	Marshaling; Payments Set Aside	89
10.6	Severability	89
10.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	89
10.8	Headings	90
10.9	Applicable Law	90
10.10	Successors and Assigns	90
10.11	No Fiduciary Relationship; Limited Liability; Retention of Construction Consultant	90
10.12	Subrogation Rights of Agent and Lenders	91
10.13	Construction	91
10.14	Confidentiality	91
10.15	CONSENT TO JURISDICTION	91
10.16	WAIVER OF JURY TRIAL	92
10.17	Survival of Warranties and Certain Agreements	92
10.18	Entire Agreement	92
10.19	Counterparts; Effectiveness	92
10.20	Replacement of Lenders	92
10.21	Delivery of Termination Statements and Mortgage Releases	94
10.22	Subordination of Intercompany Debt	94

INDEX OF APPENDICES

Annexes

Annex A	-	Pro Rata Shares and Term Loan Commitment Amounts
Annex B	-	Closing Checklist
Annex C	-	Pro Forma
Annex D	-	Lenders’ Bank Accounts
Annex E	-	Compliance and Excess Cash Flow Certificate

Exhibits

Exhibit 1.1(a)	-	Form of Architect Consent
Exhibit 1.1(c)	-	Form of Borrower Final Completion Certificate
Exhibit 1.1(e)	-	Form of Developer Consultant Consent
Exhibit 1.1(f)	-	Form of Engineer Consent
Exhibit 1.1(g)	-	Form of General Contractor Consent
Exhibit 1.1(h)	-	Form of Major Trade Contractor Consent
Exhibit 2.1(a)	-	Form of Term Notes
Exhibit 2.1(b)	-	Form of Advance Request
Exhibit 2.1(b)(ii)	-	Form of Borrower Advance Certification
Exhibit 2.1(b)(iii)	-	Form of Trade Contractor Payment Receipt
Exhibit 2.2(e)	-	Notice of Continuation/Conversion
Exhibit 3.2(e)	-	Form of Interim Lien Waiver from Trade Contractors
Exhibit 3.3(a)	-	Form of Final Lien Waiver from Trade Contractors
Exhibit 9.1	-	Assignment Agreement

Schedules

Schedule 1.1	-	Plans and Specifications
Schedule 4.1(a)	-	Jurisdictions of Organization and Qualifications
Schedule 4.1(b)	-	Capitalization
Schedule 4.7	-	Use of Proceeds
Schedule 4.8	-	Brokers
Schedule 4.10	-	Intellectual Property
Schedule 4.11	-	Investigations and Audits
Schedule 4.12	-	Employee Matters
Schedule 4.13	-	Litigation
Schedule 4.14	-	Real Estate
Schedule 4.15	-	Environmental Matters
Schedule 4.16	-	ERISA
Schedule 4.17	-	Deposit and Disbursement Accounts
Schedule 4.18	-	Agreements and Other Documents
Schedule 4.19	-	Insurance
Schedule 4.21(k)	-	Other Land
Schedule 6.1	-	Indebtedness
Schedule 6.2	-	Liens
Schedule 6.3	-	Investments
Schedule 6.4	-	Contingent Obligations
Schedule 6.7	-	Asset Dispositions
Schedule 6.8	-	Affiliate Transactions

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of April 20, 2007 and entered into by and among NORTH METRO HARNESS INITIATIVE, LLC, a Minnesota limited liability company (“Borrower”), the other persons designated as “Loan Parties”, the financial institutions who are or hereafter become parties to this Agreement as Lenders, and BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., a Delaware limited liability company (in its individual capacity, “BDCF”), as Agent and a Lender.

R E C I T A L S:

WHEREAS, Borrower desires that Lenders extend term credit facility to Borrower to fund the construction and completion of the Project (as hereinafter defined) and related costs and expenses; and

WHEREAS, Borrower desires to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property; and

WHEREAS, each of MTR-Harness, Inc. (“MTR”) and Southwest Casino and Hotel Corp. (“SCC”) (MTR and SCC are sometimes collectively referred to herein as the “Sponsors” and individually as a “Sponsor”) collectively own all the Stock of Borrower and are each willing to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower held by such Sponsor to secure the Obligations; and

WHEREAS, each of Borrower’s Domestic Subsidiaries is willing to guaranty all of the Obligations of Borrower and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property to secure the Obligations; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Loan Parties, Lenders and Agent agree as follows:

SECTION 1.
DEFINITIONS

1.1           Definitions.  Capitalized terms used in the Loan Documents shall have the following respective meanings:

Account Debtor means any Person who may become obligated to any Loan Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

Accounting Changes means:  (a) changes in accounting principles required by GAAP and implemented by Borrower; (b) changes in accounting principles recommended by Borrower’s certified public accountants and implemented by Borrower; and (c) changes in carrying value of Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17, FASB 141 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

Accounts means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party.

Additional Land shall mean, with respect to the Project Land, all additional lands, estates and development rights hereafter acquired by Borrower for use in connection with Project Land owned by Borrower and the development of the Property and all additional lands and estates therein which may, from time to time, by supplemental mortgage or otherwise, be expressly made subject to the lien of the applicable Mortgage.

Advance has the meaning ascribed to in Section 2.1(a).

Advance Deposit has the meaning ascribed to in Section 2.1(b)(i).

Advance Period has the meaning ascribed to it in Section 2.1(b)(v).

Advance Period Date has the meaning ascribed to in Section 2.1(b)(v).

Advance Request means, with respect to each Advance, a request for such Advance made by Borrower pursuant to Section 2.1(b), substantially in the form attached as Exhibit 2.1(b), together with all documents, certificates and deliveries required by this Agreement to be furnished to Agent and Construction Consultant in connection with, or as a condition to, such Advance.

Affected Lender has the meaning ascribed to it in Section 10.20(a).

Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, joint venturers and partners.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that with respect to the Loan Parties, the term “Affiliate” shall specifically exclude Agent and each Lender, each unrelated portfolio company of Sponsor.

Agent means BDCF in its capacity as Agent for itself and Lenders or a successor agent.

Agreement means this Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

Anticipated Cost Report means, with respect to the Project, a report prepared by Borrower, in form and substance reasonably approved by Agent, which indicates the Project Costs anticipated to complete the construction of the Project, after giving effect to Project Costs incurred during the previous month and projected Project Costs.

Applicable Margins means collectively the Applicable Unused Line Fee Margin, the Applicable Term Loan Index Margin and the Applicable Term Loan LIBOR Margin.

Applicable Term Loan Index Margin means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 2.2(a).

Applicable Term Loan LIBOR Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 2.2(a).

Applicable Unused Line Fee Margin means the per annum fee from time to time in effect payable in respect of Borrower’s non-use of committed funds pursuant to Section 2.3(b), which fee is determined by reference to Section 2.2 (a).

Architect means, subject to any applicable requirements of the Loan Documents, (i) KKE Architects, Inc. (ii) any other architect engaged by (or on behalf of) Borrower with respect to the Project after the date hereof and approved by Agent in its reasonably discretion and (iii) any successor of any of the foregoing, in each case as approved by Agent in its reasonable discretion.

Architect Agreement means, with respect to each Architect, any agreement for architectural and related services entered into by (or on behalf of) Borrower with such Architect, in each case as approved by Agent in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Architect Consent means an Architect Certification and Consent Agreement executed and delivered by such Architect in favor of Agent and substantially in the form attached as Exhibit 1.1(a), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Asset Disposition means the disposition, whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise, of any of the following:  (a) any of the Stock or other equity or ownership interest of any of Borrower’s Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries.

Assignment Agreement has the meaning ascribed to it in Section 9.1(a).

Availability means as of any date of determination the Maximum Amount less the outstanding principal balance of the Loans.

Bankruptcy Code means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

BDCF has the meaning ascribed to it in the Preamble.

BDCF Fee Letter has the meaning ascribed to it in Section 2.3(a).

Borrower has the meaning ascribed to it in the preamble to this Agreement.

Borrower Advance Certification means the Borrower Advance Certification in the form of Exhibit 2.1(b)(ii) and delivered pursuant to Section 2.1(b)(iv).

Borrower Final Completion Certificate means a certificate substantially in the form of Exhibit 1.1(c) hereto.

Borrower Pledge Agreement the Pledge Agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging all its Stock of Hotel LLC.

Business Day means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the States of New York and in reference to LIBOR Loan shall mean any such day that is also a LIBOR Business Day.

Capital Expenditures means (i) all expenditures (by the expenditure of cash or (without duplication) the incurrence of Indebtedness) during any measuring period for any fixed asset or improvements or replacements, substitutions, or additions thereto that have a useful life of more than one year and are required to be capitalized under GAAP, less (ii) Net Proceeds of Asset Dispositions which Borrower has reinvested under Section 2.5(c) that are reflected in the amount calculated in clause (i) above, less (iii) expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (x) from insurance proceeds paid on account of the loss of or damage to the assets being replaced or restored or (y) with awards of compensation arising from the taking by condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

Capital Lease Obligation means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

Cash Collateral Account means account number 2908110899 maintained at Associated Bank Minnesota, National Association (“Associated Bank”), which is used solely to provide cash collateral to support that certain letter of credit issued by Associated Bank in the amount of Five Hundred Thousand Dollars ($500,000) in favor of the Minnesota Racing Commission.

Cash Equivalents means:  (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances issued or accepted by any Lender, Associated Bank Minnesota, National Association or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) ”adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

Certificate of Exemption has the meaning ascribed to it in Section 2.9(c).

Certificate of Occupancy means, with respect to the Project, a permanent or temporary certificate of occupancy, in either case, issued by the applicable Governmental Authority pursuant to applicable

Legal Requirements which permanent or temporary certificate of occupancy shall permit such portion of the Project covered thereby to be lawfully occupied and used for its intended purposes, shall be in full force and effect and, in the case of a temporary certificate of occupancy, shall permit full use and lawful occupancy of the portions of the Project covered thereby, and if such temporary certificate of occupancy shall provide for an expiration date, any Punchlist Items which must be completed in order for such temporary certificate of occupancy to be renewed or extended shall be completed no later than fifteen (15) days prior to the applicable expiration date thereof.

Change Orders means with respect to the Project, any amendment, deviation, supplement, addition, deletion, revision or other modification in any respect to the Plans and Specifications, the Project Budget, the Construction Schedule, the Architect Agreement, any Trade Contract, any other Construction Contract or Project Document or the Work provided for therein.

Change of Control means any event, transaction or occurrence as a result of which (a) either Sponsor ceases to own and control all of the economic and voting rights associated with ownership of twenty percent (20%) of the outstanding Stock of all classes of Borrower on a fully diluted basis, (b) the Sponsors collectively cease to own and control all of the economic and voting rights associated with ownership of one hundred percent (100%) of the outstanding Stock of all classes of Borrower on a fully diluted basis or (c) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries.

Charges means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party, (d) any Loan Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Loan Party’s business.

Chattel Paper means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Loan Party, wherever located.

Closing Checklist means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with this Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex B.

Closing Date means April 20, 2007.

Code means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Collateral means the property covered by the Security Agreement, the Mortgages, and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof.

Collateral Documents means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements. the Control Agreements, and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

Communication means any notice, information or other communication required or permitted to be given or made under this Agreement, but excluding any Loan Document requested by Agent to be delivered solely in a signed writing, including without limitation, any Mortgage, Note, power of attorney, or Patent, Trademark or Copyright Security Agreement.

Compliance and Excess Cash Flow Certificate has the meaning ascribed to it in Section 7.2(n).

Construction Consultant means Merritt & Harris, Inc., or such other Person as may be designated by Agent in its sole discretion from time to time as construction consultant to advise, consult and render reports to Agent concerning the Project.

Construction Contract means, with respect to the Project, collectively, any contract or agreement entered into by (or on behalf of) Borrower or their respective Affiliates for the development, construction and equipping of Project or any part thereof, including (without limitation) any contract or agreement entered into by any General Contractor with respect to Project and including, as the context shall require, any Architect Agreement, any Developer Consultant Agreement, any General Contractor Agreement, any Engineer Agreement, any agreement with other design professionals engaged or otherwise acting in connection with Project or any part thereof and each Trade Contract relating to Project or any part thereof.

Construction Permits means, with respect to the Project, collectively, all authorizations, consents and approvals, licenses and permits given or issued by Governmental Authorities which are required for the construction of the Project and completion of the Project in accordance with all Legal Requirements, the Plans and Specifications and the other Project Documents, and for the performance and observance of all obligations and agreements of Borrower contained herein.

Construction Schedule means, with respect to the Project, a schedule for the construction and completion of the Project as a whole, in form and substance acceptable to Agent in its reasonable discretion and including (without limitation) (i) a construction progress schedule reflecting the anticipated dates of completion and the timing of disbursements of incremental amounts of specified subcategories of the Project Budget, (ii) a trade by trade breakdown of the estimated periods of commencement and completion of the specific Work to be completed in connection with the Project, and (iii) such other information as the Construction Consultant shall reasonably require.

Construction Surety Bonds means, with respect to the Project, performance and payment bonds with respect to the development and construction work contemplated by the Plans and Specifications in amounts, on terms and from an issuer satisfactory to Agent.

Contracts means, with respect to the Property, all agreements, contracts, certificates, instruments, franchises, permits, licenses, plans, specifications and other documents, now or hereafter entered into, and all rights therein and thereto, respecting or pertaining to the use, occupation, construction, management or operation of the Property and any part thereof or any Improvements or any business or activity conducted in, at or on the Property and any part thereof or any Improvements and all right, title and interest of Borrower therein and thereunder.

Consolidated Net Income means net income of Borrower and its Subsidiaries during the measuring period on a consolidated basis excluding:  (i) the income (or deficit) of any Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, Borrower or any of Borrower’s Subsidiaries, (ii) the income (or deficit) of any Person (other than a Subsidiary) in which Borrower has an ownership interest, except to the extent any such income has actually been received by Borrower or any of its Subsidiaries in the form of cash dividends or distributions, (iii) the undistributed earnings of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary, (iv) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period, (v) any net gain attributable to the write-up of any asset, (vi) any loss attributable to the write-down of any asset (other than Accounts and Inventory), (vii) any net gain from the collection of the proceeds of life insurance policies, (viii) any net gain arising from the acquisition of any securities, or the extinguishment of any Indebtedness, of Borrower or any of its Subsidiaries, (ix) any deferred credit representing the excess of equity in any Subsidiary of Borrower at the date of acquisition of such Subsidiary over the cost to Borrower of the investment in such Subsidiary.

Contingent Obligation means, as applied to any Person, any direct or indirect liability of that Person:  (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

Contractual Obligations means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

Control Agreement means a tri-party deposit account, securities account or commodities account control agreements by and among the applicable Loan Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent, and in any event providing to Agent “control” of such deposit account, securities or commodities account, as applicable, within the meaning of Articles 8 and 9 of the Code.

Copyright License means any and all rights now owned or hereafter acquired by any Loan Party under any written agreement granting any right to such Loan Party to use any Copyright or Copyright registration owned by a third party.

Copyright Security Agreements means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.

Copyrights means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

Cost Saving shall mean, with respect to the Project:

(a)           the difference between the amount of a Line Item in the Project and the amount expended for such Line Item in the event that the component of the construction of the Project (other than interest on the Term Loan payable hereunder) which is the subject of such Line Item shall have been completed without the expenditure of the entire amount allocated in the Project Budget to such Line Item, and all Trade Contractors and other Persons have been paid in full for work performed and materials provided with respect to such component which is the subject of such Line Item, in each case as confirmed by Construction Consultant and reasonably approved by Agent; or

(b)           prior to the completion of the component of the construction of Project which is the subject of a Line Item (other than the Line Item for interest payable hereunder or any Line Item designated as “Contingency”), the amount of any Cost Saving that will be realized pursuant to clause (a) above upon completion of such component, in each case as confirmed by Construction Consultant and approved by Agent in its sole discretion.

Default means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

Default Rate has the meaning ascribed to it in Section 2.2(d).

Developer Consultant means, subject to any applicable requirements of the Loan Documents, each of (i) LaSalle Development Group, Ltd., engaged by (or on behalf of) Borrower with respect to the Project, (ii) any other developer consultant engaged by (or on behalf of) Borrower with respect to the Project after the date hereof and approved by Agent in its reasonable discretion, and (iii) any successor of any of the foregoing, in each case as approved by Agent in its reasonable discretion.

Developer Consultant Agreement shall mean, with respect to each Developer Consultant, any agreement for development and related services entered into by (or on behalf of) Borrower with such Developer Consultant, in each case as approved by Agent in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Developer Consultant Consent shall mean, with respect to each Developer Consultant, a Developer Certification and Consent Agreement executed and delivered by such Developer Consultant in favor of Agent and substantially in the form attached as Exhibit 1.1(e), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Disbursement Account has the meaning ascribed to it in Section 2.1(j).

Disbursement Schedule means a schedule of the monthly projected Advances throughout the construction period, in form and substance acceptable to Agent in its reasonable discretion.

Disclosure Schedules means the Schedules prepared by Borrower and denominated as Schedules 1.1 through 6.9 in the index to this Agreement.

Documents means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Loan Party, wherever located.

Dollars or $ means lawful currency of the United States of America.

Domestic Loan Parties means any Loan Party organized under the laws of a jurisdiction in the United States of America.

Domestic Subsidiaries means any Subsidiary other than a Foreign Subsidiary.

EBITDA means Consolidated Net Income less:  (in each case to the extent included in the calculation of Consolidated Net Income, but without duplication): (i) income and franchise tax credits, (ii)  interest income, (iii) gain from extraordinary items, (iv) any gain arising from the sale, exchange or other disposition of assets outside of the ordinary course of business, other than Accounts and Inventory (v) any other non-cash gains, (vi) expenditures related to the Related Transactions and not reflected on the Pro Forma or the footnotes thereto, and (vii) non-recurring gains; plus: (in each case to the extent deducted in the calculation of Consolidated Net Income, but without duplication): (i) any provision for income and franchise taxes, (ii) Interest Expense, (iii) depreciation and amortization, (iv) amortized debt discount (but in the case of amortization and expenses of Related Transactions, only to the extent included in the Pro Forma), (v) any deduction as the result of any grant to any members of the management of Borrower or any of its Subsidiaries of any Stock, (vi) loss from extraordinary items (vii) any loss arising from the sale, exchange or other disposition of assets outside of the ordinary course of business, other than Accounts and Inventory, but including amortization of intangibles (including but not limited to goodwill), (viii) any other non-cash losses (other than non-cash losses relating to write-offs, write-downs or reserves with respect to Accounts and Inventory) and (ix) expenses of the Related Transactions, provided that such expenses were included in the Pro Forma, or disclosed in any notes thereto.

Engineer means, subject to any applicable requirements of the Loan Documents, each of (i) any engineer engaged by (or on behalf of) Borrower with respect to the Project after the date hereof and approved by Agent in its reasonable discretion, and (ii) any successor of any of the foregoing, in each case as approved by Agent in its reasonable discretion.

Engineer Agreement means, with respect to each Engineer, any agreement for structural, mechanical, electrical or other engineering services and related services entered into by (or on behalf of) Borrower with such Engineer, in each case as approved by Agent in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Engineer Consent means, with respect to the Engineer, an Engineer Certification and Consent Agreement executed and delivered by such Engineer in favor of Agent, for the benefit of itself and the Lenders, and substantially in the form attached as Exhibit 1.1(f), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Environmental Laws means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any legally binding applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of the environment (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata) or human health or safety with respect to exposure to Hazardous Materials.  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

Environmental Liabilities means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

Environmental Permits means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

Equipment means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

ERISA Affiliate means, with respect to any Loan Party, any trade or business (whether or not incorporated) that, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

ERISA Event means, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

ESOP means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

Event of Default has the meaning ascribed to it in Section 8.1.

Excess Cash Flow has the meaning ascribed to it in Schedule 2 to Annex E.

Excluded Taxes has the meaning ascribed to it in Section 2.9(a).

Fair Labor Standards Act means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

Federal Funds Rate means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

Fees means any and all fees payable to Agent or any Lender pursuant to this Agreement or any of the other Loan Documents.

FF&E means furniture, fixtures and equipment.

Field Review has the meaning ascribed to it in Section 5.3.

Financial Statements means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower and its Subsidiaries delivered in accordance with Sections 7.2(a) and (b).

Fiscal Month means any of the monthly accounting periods of Borrower of each Fiscal Year.

Fiscal Quarter means any of the quarterly accounting periods of Borrower, ending on March 31, June 30, September 30, and December 31 of each year.

Fiscal Year means any of the annual accounting periods of Borrower ending on December 31 of each year.

Fixtures means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party.

Foreign Lender has the meaning ascribed to it in Section 2.9(c).

Foreign Subsidiary means any direct or indirect Subsidiary of Borrower that is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

Funded Debt means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness, and specifically including Capital Lease Obligations and current portions thereof, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.  For the avoidance of doubt, any obligation to pay Southwest Casino Unmatched Pre-Licensing Costs, or the Preferred Return thereon, shall not constitute “Funded Debt” hereunder.

Funding Date has the meaning ascribed to it in Section 3.2.

GAAP means generally accepted accounting principles in the United States of America, consistently applied.

General Contractor means, subject to any applicable requirements of the Loan Documents, each of (i) Kraus-Anderson Construction Company, (ii) any general contractor engaged by (or on behalf of) Borrower with respect to the Project and approved by Agent in its reasonable discretion, and (iii) any successor of any of the foregoing, in each case as approved by Agent in its reasonably discretion.

General Contractor Agreement means, with respect to each General Contractor, any guaranteed maximum price contract or other general contractor or similar agreement entered into by (or on behalf of) Borrower with such General Contractor, in each case as approved by Agent in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

General Contract Consent means, with respect to the General Contractor, a General Contractor Certification and Consent Agreement executed and delivered by such General Contracts in favor of Agent and substantially in the form attached hereto as Exhibit 1.1(g), as the same may amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

General Intangibles means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party.

Goods means any “goods,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guaranteed Indebtedness means, as to any Person, any obligation of such Person guaranteeing, providing comfort for or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

Guaranties means, collectively, the Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

Guarantors means Hotel LLC and each other Domestic Subsidiary of Borrower and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by this Agreement and the other Loan Documents.

Hard Costs means, with respect to the Project, collectively, the costs set forth in the Project Budget for the Project which are for labor, materials, equipment, furniture and fixtures.

Hazardous Material means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

Hotel LLC means North Metro Hotel, LLC, a Minnesota limited liability company.

Improvements means, for the Property, the buildings, structures, fixtures, additions, enlargements, extensions, modifications, repairs, replacements and improvements now or hereafter erected or located on the Property.

Indebtedness means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors that are unsecured and not overdue by more than six (6) months unless being contested in good faith and accrued expenses, in each case, incurred in the ordinary course of business, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person

(even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) ”earnouts” and similar payment obligations excluding bonus, phantom stock or other similar compensation payments owed to employees, or officers and incurred in the ordinary course of business, and (j) the Obligations.  Notwithstanding anything to the contrary provided herein, any obligation to pay Southwest Casino Unmatched Pre-Licensing Costs, or the Preferred Return thereon, shall not constitute “Indebtedness” hereunder.

Indemnitees has the meaning ascribed to it in Section 10.1.

Index Rate means, for any day, a floating rate equal to the higher of (i) the rate last quoted by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the 30 largest US banks” in the United States and (ii) the Federal Funds Rate plus 50 basis points per annum.

Index Rate Loan means the Term Loan or portion thereof bearing interest by reference to the Index Rate.

Initial Advance has the meaning ascribed to in Section 2.1(a).

Instruments means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

Intellectual Property means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

Intercompany Debt has the meaning ascribed to it in Section 10.22.

Interest Expense means for any measuring period interest expense (whether cash or non-cash) determined in accordance with GAAP and deducted in the calculation of Consolidated Net Income, including capitalized interest expense, less the sum of (i) amortization of capitalized fees and expenses with respect to Related Transactions for such period, (ii) amortization of any original issue discount attributable to Funded Debt or warrants for such period, and (iii) interest paid in-kind during such period.

Interest Payment Date means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which all of the Term Loan Commitments have been terminated and the Term Loan has been paid in full and (y) the Maturity

Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under this Agreement.

Inventory means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located.

Investment means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person excluding Accounts and deposits arising in the ordinary course of business and any extension of trade credit in the ordinary course of business.

Investment Property means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, wherever located.

IRC means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

IRS means the United States Internal Revenue Service.

Legal Requirements means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

Lenders means BDCF, the other Lenders named on the signature pages of this Agreement (and, if any such Person shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Person).

Leverage Ratio means for any measuring period the ratio of (x) Funded Debt as of the last day of such measuring period to (y) EBITDA.

LIBOR Breakage Costs means an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost (consisting of the present value of the difference between the LIBOR Rate in effect for the Interest Period and any lower LIBOR Rate in effect at the time of prepayment for the remainder of that Interest Period) in connection with the re-employment of such funds) that any Lender sustains as a result of (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise). For purposes of calculating amounts payable to a Lender under Section 2.3(d), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loan in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 2.3(d).

LIBOR Business Day means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

LIBOR Loan means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

LIBOR Period means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two or three months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 2.2(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)           if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)           any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of “Maturity Date” shall end two (2) LIBOR Business Days prior to such date;

(c)           any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month; and

(d)           Borrower shall select LIBOR Periods so that there shall be no more than five (5) separate LIBOR Loans in existence at any one time.

LIBOR Rate means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)           the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)           a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Agent.

License means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party.

Lien means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

Line Item means, with respect to the Project Budget, a line item of cost or expense set forth in the Project Budget as the same may be adjusted in compliance with the terms hereof.

Litigation has the meaning ascribed to it in Section 7.2(k).

Loan Account has the meaning ascribed to it in Section 2.7.

Loan Documents means this Agreement, the Term Notes, the Collateral Documents, the BDCF Fee Letter, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to Agent or any Lender in connection with this Agreement or the transactions contemplated thereby.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

Loan Parties means Borrower and each other Person (i) which executes this Agreement as a “Loan Party,” (ii) which executes a Guaranty, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of itself and Lenders.  Notwithstanding the foregoing, as of the date hereof the following entities shall not be considered Loan Parties: (i) MTR-Harness, Inc., a Minnesota corporation, (ii) MTR Gaming Group, Inc., a Delaware corporation, (iii) Southwest Casino and Hotel Corp., a Minnesota corporation and (iv) Southwest Casino Corporation, a Nevada corporation.

Major Trade Contract means (a) with respect to the Project, any Trade Contract, having a contract or purchase price, as the case may be, whether initially or thereafter by virtue of any Change Order or Change Orders, equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000), provided that, for purposes of this definition, multiple Trade Contracts with a single contractor or supplier, or an Affiliate thereof, as the case may be, shall be deemed to be one Trade Contract.

Major Trade Contractor Consent means a Major Trade Contractor Consent and Agreement executed and delivered by a Major Trade Contractor in favor of Agent, substantially in the form attached hereto as Exhibit 1.1(h), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Material Adverse Effect means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the Loan Parties considered as a whole, (b) Borrower’s ability to pay any of the Term Loan or any of the other Obligations in accordance with the terms of this

Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.

Material Change Order has the meaning ascribed to it in Section 2.1(g).

Maturity Date means the earliest of (a) April 20, 2014 and (b) the date of indefeasible payment or prepayment in full by Borrower of the Term Loan.

Maximum Amount means, as of any date of determination, an amount equal to the Term Loan Commitments of all Lenders as of that date.

Maximum Lawful Rate has the meaning ascribed to it in Section 2.2(f).

Minnesota Licensing Statute means Minn. Stat. 240.06, as amended from time to time, and any successor statute.

Moody’s means Moody’s Investors Services, Inc.

Mortgages means each of the mortgages, leasehold mortgages, collateral assignments of leases or other real estate security documents delivered by any Loan Party to Agent on behalf of itself and Lenders with respect to the Real Estate.

Multiemployer Plan means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party or ERISA Affiliate is making or is obligated to make contributions on behalf of participants who are or were employed by any of them or withdrawal liability payments.

Net Proceeds means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses), other than any costs payable to any Affiliate of a Loan Party (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under this Agreement on the asset or property disposed, and (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds.

Non-Consenting Lender has the meaning ascribed to it in Section 10.20(c).

Non-Funding Lender has the meaning ascribed to it in Section 9.5(d).

Non-Excluded Taxes has the meaning ascribed to it in Section 2.9(a).

North Metro LLC Agreement means that certain Member Control Agreement of the Borrower, dated as of June 8, 2004, as in effect on the Closing Date.

Obligations means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), owing by any Loan Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under this Agreement or any of the other Loan Documents.  This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Loan Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, charges, expenses, reasonable attorneys’ fees and any other sum chargeable to any Loan Party under this Agreement or any of the other Loan Documents.

Operating Permits means any building, land use, environmental, hotel operator, liquor license, gaming license or other permit, license, franchise, approval, consent or authorization required for the ownership, use, occupation and operation of the Property, the Collateral or any portion of the foregoing for their intended purpose or as otherwise contemplated under any of the Loan Documents.

Other Lender has the meaning ascribed to it in Section 9.5(d).

Other Taxes has the meaning ascribed to it in Section 2.9(a).

Outstanding Term Loan Commitment means as of any date of determination the aggregate Term Loan Commitment minus the sum of (a) the Initial Advance and (b) Advances made prior to such date.

Patent License means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to such Loan Party with respect to any invention on which a Patent owned by a third party is in existence.

Patent Security Agreements means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.

Patents means all of the following in which any Loan Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

PBGC means the Pension Benefit Guaranty Corporation.

Pension Plan means a Plan described in Section 3(2) of ERISA.

Permanent Certificate of Occupancy Date means, with respect to the Project, the date (which date shall be reasonably acceptable to Agent) by which Borrower in its best business judgment reasonably anticipates that a permanent Certificate of Occupancy will be issued for the Project.

Permitted Encumbrances means the following encumbrances: (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable and Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, excluding federal income tax Liens and Liens in favor of the PBGC under ERISA; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien; (c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents; (d) Liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 6.2, without giving effect to any extensions or renewals thereof; (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default, provided that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed the limit for a separate judgment in Section 8.1(h); (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by the Borrower and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of the Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by the Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, (4) to secure the performance by the Borrower and its Subsidiaries of leases of real property, to the extent incurred or made in the ordinary course of business, and (5) other deposits made solely in the ordinary course of the Loan Parties’ business; (g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (i) Liens arising from precautionary UCC financing statements regarding operating leases; (j) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of the Borrower or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered)); (k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any real property and found reasonably acceptable by the Agent or insured against by title insurance, (2) as to any particular real property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which would not reasonably be expected to materially impair such real property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Agent, (3) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or grantor thereof of the premises, (4) general real estate taxes and assessments not yet delinquent, (5) any Lien that would be disclosed on a true, correct and complete survey of the real property that does not materially affect the use or enjoyment of the real property as it is currently being used, and (6) such other similar items as the Agent may consent to (such consent not to be unreasonably withheld); (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of fixed assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the

Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) Liens arising out of consignment, bailment or similar arrangements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; (n) rights of setoff upon deposits of cash in favor of banks or other depository institutions as permitted by any Control Agreement or, with respect to deposits of cash not subject to a Control Agreement, customary rights of setoff in favor of such banks or depository institutions; and (o) Liens securing Indebtedness or leases that refinance, refund, extend, renew and/or replace Indebtedness or leases secured by Liens described in clauses (a) through (n) above, as long as such Indebtedness is permitted hereunder.

Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

Plan means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Loan Party.

Plans and Specifications means the plans and specifications set forth on Schedule 1.1 together with all Change Orders applicable thereto, provided that such Change Orders have been approved to the extent required hereunder.

Pledge Agreements means, collectively, the Borrower Pledge Agreement, the Sponsor Pledge Agreements, and any other pledge agreement entered into after the Closing Date by any Loan Party.

Preferred Return has the meaning ascribed thereto in the North Metro LLC Agreement.

Pro Forma means the unaudited consolidated balance sheets of Borrower and its Subsidiaries prepared in accordance with GAAP as of the Closing Date after giving effect to the Related Transactions.  The Pro Forma is annexed hereto as Annex C.

Pro Rata Share means with respect to all matters relating to any Lender (a) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitment of all Lenders and (b) with respect to all Term Loan on and after the Maturity Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Term Loan held by that Lender, by (ii) the outstanding principal balance of the Term Loan held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 9.1.

Proceeding means a proceeding under the Bankruptcy Code or any similar law in any jurisdiction, in which any Loan Party or any Subsidiary thereof is a debtor.

Project means Borrower’s construction of a facility on 178 acres of land owned by the Borrower in Columbus Township, Minnesota which will consist of (i) a harness racing and pari-mutuel betting facility, including simulcast betting on live racing events, with an 1800 seat viewing area and related paddock area, (ii) food and beverage facilities, (iii) an adjacent card playing and gaming facility, specifically authorized under Minnesota statutes, of approximately 50 tables and (iv) 1200 parking spaces located on the Property.

Project Budget means, with respect to the Project, the detailed budget for total Project Costs, setting forth and identifying all Hard Costs and Soft Costs, prepared by (or on behalf of) Borrower and approved by Agent and Construction Consultant (such approval not to be unreasonably withheld), in each case as the same may be adjusted due to changes or reallocations made in accordance with this Agreement or otherwise amended, supplemented or modified from time to time in accordance with the terms hereof, and which, in any event shall (i) set forth estimates for budgeted construction categories of all items of direct and indirect costs and expenses to be incurred or payable with respect to the Project, (ii) include all direct and indirect costs estimated to be incurred in connection with the ownership and operation of the Project until the Project achieves stabilized use and occupancy, (iii) specify whether each such item constitutes a Hard Cost or a Soft Cost and (iv) specify each direct and indirect cost which is to be funded from proceeds of the Term Loan and any capital contribution to Borrower from either Sponsor.

Project Costs means, with respect to the Project, collectively, all Hard Costs and Soft Costs incurred or to be incurred in connection with the development, design, engineering, procurement, installation and construction of the Project until Final Completion thereof as set forth in the Project Budget for the Project approved by Agent and Construction Consultant in accordance with the requirements hereof.

Project Documents means, with respect to the Project, collectively, the Project Plan, the Plans and Specifications, the Project Budget, the Construction Schedule, the Disbursement Schedule, all Advance Requests, all Construction Contracts, the Construction Permits, all Change Orders and all other agreements, certificates or other documents to which Borrower or any Affiliate of foregoing is a party, or otherwise subject to, or is a beneficiary, in each case relating to the Project or any part thereof, in each case as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Project Land means those certain parcels of real property more particularly described on Schedule 4.14 hereto.

Project Opening means, with respect to the Project, the date on which (a) a Borrower Final Completion Certificate has been delivered to Agent, in form and substance reasonably acceptable to Agent, certifying, among other things, that Substantial Completion has occurred, (b) the Project has opened to the public, (c) either (i) the first harness race has been held at the Project or (ii) the gaming tables have been opened to the public at the Project, (d) final receipts have been received from each Trade Contractor and that all other sums due in connection with the construction of the Project have been paid in full (other than amounts, in an aggregate amount not to exceed $250,000, which the Borrower is disputing in good faith and in an appropriate manner), (e) the Project has received a temporary or permanent Certificate of Occupancy from the applicable Governmental Authority, and (f) a Survey of the Project in the form of the Survey delivered to Agent on or before the Closing Date (as revised thereafter to the extent required under the Loan Documents) and otherwise reasonably acceptable to Agent showing the as-built location of the completed Project has been delivered to the Agent.

Project Plan means, with respect to the Project, a general description of the Project prepared by (or on behalf of) Borrower setting forth the scope of intended work and other material characteristics of the Project and approved by Agent in its reasonable discretion, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.

Projections means Borrower’s and its Subsidiaries’ forecasted consolidated and consolidating:  (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, together with appropriate supporting details and a statement of underlying assumptions.

Property means, collectively, the Project Land, any Additional Land related to the Project Land, the Improvements now or hereafter located thereon, any and all rents, leases, easements, Equipment, Fixtures, personal property, condemnation awards, insurance proceeds, contracts and Intellectual Property relating thereto, all refunds, rebates or credits in connection with reduction in Taxes charged against the Project Property, all proceeds of the conversion, voluntary or involuntary, of any of the foregoing including, without limitation, insurance proceeds and condemnation awards, into cash or liquidation claims, and any and all other rights of Borrower and/or its Affiliates in and to any of the foregoing items.

Punchlist Items means, with respect to the Project, any detail of construction or mechanical adjustment, the non-completion of which, when all such items are taken together as a whole, will not interfere in any material respect with the use or occupancy of any portion of Project for its intended purposes; provided, however, that, in all events, Punchlist Items shall include (i) all items set forth in the “punchlist” to be delivered by Borrower prior to any final payment or release of any Retainage to any Trade Contractor with respect thereto, and (ii) all items that are listed on the “punchlists” prepared by Borrower based upon the inspection of the Project by Governmental Authorities in connection with the issuance of Certificate of Occupancy.

Proposed Change has the meaning ascribed to it in Section 10.20(c).

Qualified Assignee means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender, any investment fund that invests in commercial loans and that is managed or advised by such Lender, an Affiliate of such Lender or the same investment advisor as such Lender or by an Affiliate of such investment advisor, (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes or other additional amounts under Section 2.9 and (c) BDCF and its Related Funds; provided that no Person that (directly or through an Affiliate) holds a Investment in the equity of any Loan Party in excess of 25% of its Investment in the Term Loan shall be a Qualified Assignee; and provided further that no Person that has failed to obtain any required approval of a Governmental Authority shall be a Qualified Assignee.

Qualified Counterparty means a Person which (i) is an Affiliate of a Lender and (ii) has entered into an agreement, in form and substance to the Agent, pursuant to which such Person has, among other things, appointed the Agent as its agent and agreed to be bound by certain provisions of the Loan Documents.

Qualified Plan means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

Qualified Third Parties means those third parties which are specifically identified in the Plans and Specifications and/or Project Budget.

Real Estate has the meaning ascribed to it in Section 4.14.

Related Fund means (a) any fund, trust or similar entity that invests in commercial loans in the ordinary course of business and is advised or managed by (i) a Lender, (ii) an affiliate of a Lender, (iii) the same investment advisor that manages a Lender or (iv) an affiliate of an investment advisor that manages a Lender, or (b) any finance company, insurance company or other financial institution which temporarily warehouses loans for any Lender or any Person described in clause (a) of this definition.

Related Transactions means the initial borrowing under the Term Loan on the Closing Date and the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

Related Transactions Documents means the Loan Documents, the Project Documents and all other agreements or instruments executed in connection with the Related Transactions.

Release means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

Replacement Lender has the meaning ascribed to it in Section 10.20(a).

Requisite Lenders means Lenders having (a) more than 50% of the Term Loan Commitment of all Lenders, or (b) if the Term Loan Commitment have been terminated, more than 50% of the aggregate outstanding amount of the Term Loan.

Reserve means, with respect to the Term Loan Commitment, an amount to be determined by Agent in its reasonable discretion with respect to (a) potential material environmental liabilities of the Borrower or (b) disputed amounts potentially owing to one or more vendors.

Restricted Payment means, with respect to any Loan Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock (other than non-cash dividends or other non-cash distributions in the form of additional stock issued by such Loan Party to the extent such issuance is not prohibited hereunder); (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Loan Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Loan Party now or hereafter outstanding (other than cashless exercises of warrants, options or other similar rights not resulting in the incurrence of Indebtedness); (d) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Loan Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; and (e) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Loan Party other than payment of compensation in the ordinary course of business, and consistent with similarly situated companies, to Stockholders who are employees of such Loan Party.

Retainage mean, for each Trade Contract, the greater of (i) ten percent (10%) of all Hard Costs funded to the Trade Contractor (or any General Contractor to the extent any General Contractor is performing the work) under such Trade Contract until such time as the Work provided thereunder is fifty percent (50%) complete as certified by the Borrower, at which time the Retainage shall be reduced to five percent (5%) of such Hard Costs until the Work provided thereunder has been completed, and (ii) the actual retainage required by applicable Legal Requirements or permitted under such Trade Contract.

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

Scheduled Installments has the meaning ascribed to it in Section 2.1(a).

Security Agreement means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Loan Party that is a signatory thereto.

Shortfall means, with respect to the Project, at any given time, the amount by which the amounts yet to be advanced by Lenders pursuant to this Agreement are less than the actual sum, as estimated by Agent or Construction Consultant in its reasonable judgment, which will be required to complete the construction of the Project in accordance with the Plans and Specifications, the other Project Documents, this Agreement and the other Loan Documents and all Legal Requirements, and to pay all unpaid Project Costs in connection therewith.  Such estimate shall be binding and conclusive provided it is made in good faith and absent manifest error.

Soft Costs means, with respect to the Project, collectively, the costs set forth in the Project Budget for the Project which are not Hard Costs, including, without limitation, fees and expenses of any Architect, Developer Consultant, Engineer or General Contractor engaged in connection with the Project, fees and expenses of Borrower’s counsel and Agent’s counsel, fees and expenses of the Construction Consultant, taxes, insurance premiums and operating expense incurred during the construction of the Project, pre-opening costs and expenses, operating supplies and equipment and such other costs as are set forth in the Project Budget.

Software means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

Solvent means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

Southwest Casino Unmatched Pre-Licensing Costs shall have the meaning ascribed thereto in the North Metro LLC Agreement.

Sponsor has the meaning ascribed to it in Recitals.

Sponsor Pledge Agreement means, collectively, each Pledge Agreement of even date herewith executed by each Sponsor in favor of Agent, on behalf of itself and Lenders, pledging all its Stock of the Borrower.

Statement has the meaning ascribed to it in Section 7.2(c).

Stock means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

Stored Materials has the meaning ascribed to in Section 2.1(c).

Stockholder means, with respect to any Person, each holder of Stock of such Person.

Subsidiary means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than 50% of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

Subsidiary Guaranty means the Guaranty of even date herewith executed by Hotel LLC in favor of Agent, on behalf of itself and Lenders.

Substantial Completion means, with respect to the Project, the completion of the construction of the Project (except for any Punchlist Items) in accordance with the Plans and Specifications, the other Project Documents, this Agreement and all Legal Requirements, and that (a) all Operating Permits required for the normal use and occupancy of the Project, as set forth in the Plans and Specifications and otherwise necessary for the Project to function for its intended purpose have been issued by the appropriate Governmental Authority and are in full force and effect (other than permits, licenses or other authorizations concerning commencement of card room operations), including, without limitation, delivery to Agent of valid temporary Certificates of Occupancy for Project, together with a written determination of Borrower setting forth the Permanent Certificate of Occupancy Date, (b) all required utilities are supplied to the Project and are fully operating, as certified by the applicable Architect and approved by the Construction Consultant, and (c) the Project shall contain all furniture, Fixtures and Equipment required for the use and operation of Project and which may be required by any Governmental Authority.

Survey means each survey of any portion of the Property delivered to Agent on the Closing Date (as revised thereafter to the extent required pursuant to the terms of the Loan Documents).

Tax Returns means all reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

Taxes has the meaning ascribed to it in Section 2.9(a).

Termination Date means the date on which (a) the Term Loan has been indefeasibly repaid in full, (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted), (d) all Term Loan Commitment have been terminated and (e) Agent and Lenders have been released by Loan Parties of all claims against Agent and Lenders.

Term Loan has the meaning ascribed to it in Section 2.1 (a).

Term Note has the meaning ascribed to it in Section 2.1(a).

Term Loan Commitment means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan (as set forth on Annex A) in the maximum aggregate amount set forth in Section 2.1(a) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan.  The Term Loan Commitment with respect to each Term Loan shall reduce automatically by the amount prepaid or repaid in respect of such Term Loan (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition).  The aggregate Term Loan Commitment shall be FORTY ONE MILLION SEVEN HUNDRED THOUSAND DOLLARS AND ZERO CENTS ($41,700,000.00) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

Title Company means, collectively, each Title Company providing insurance or reinsurance under a direct access agreement with respect to the Title Insurance Policy delivered to Agent on the date hereof, in each case as reasonably approved by Agent.

Title Insurance Policy means, with respect to the Property, a policy of title insurance issued by a Title Company, which policy of title insurance must be a 1992 ALTA Loan Policy, insuring the applicable mortgages or deeds of trust securing the Term Loan to be a valid first lien upon the fee title to the Property subject only to the Permitted Encumbrances.  The Title Insurance Policy must specifically insure Agent for claims and questions related to claims for mechanics’ or materialmen’s liens, have all standard exceptions deleted, and contain the following endorsements: (a) ALTA Zoning 3.0 endorsement which must specifically state that the intended use of the Property is a “permitted use” under the governing zoning ordinance; (b) location endorsement; (c) usury endorsement; (d) tax parcel endorsement; (e) contiguity endorsement, if applicable; (f) environmental lien endorsement; (g) deletion of creditor’s rights endorsement; (h) plans and specifications endorsement; (i) variable rate endorsement; (j) access endorsement; (k) last dollar endorsement; (l) first loss endorsement; (m) future advance endorsement; (n) date down endorsement 10 and interim mechanics lien endorsement 10A; (o) such other endorsements as Agent may reasonably require.  Additionally, the Title Insurance Policy must insure that the Title Company is prepared to issue a final title policy inclusive of its ALTA Zoning 3.1 Endorsement and its unconditional ALTA 9 Comprehensive Endorsement upon completion of the Project in accordance with the Plans and Specifications; (p) utility facility endorsement; (q) deletion of arbitration endorsement; (r) CLTA Form 100/ALTA Form 9 comprehensive endorsement; (s) usury endorsement; (t) doing business endorsement; (u) CLTA 103.11/ALTA 17 access endorsement; (v) CLTA 116.1 survey endorsement; (w) CLTA 129.1/ALTA 18.1 tax parcel endorsement; (x) tie-in endorsement; and (y) any other endorsements reasonably required by Agent.

Title IV Plan means a “pension plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

Trade Contract means, with respect to the Project, any agreement, contract or purchase order (excluding any Architect Agreement, Developer Consultant Agreement, any Engineer Agreement, any General Contractor Agreement, any Construction Management Agreement and any other agreements pertaining solely to professional services from other design professionals) directly related to Project and entered into by (or on behalf of) Borrower or any Affiliate of the foregoing with any Trade Contractor, including (without limitation) any such agreement, contract or purchase order entered into by any General Contractor, pursuant to which such Trade Contractor agrees to provide labor, materials, equipment and/or services in connection with Project.

Trade Contractor means, with respect to the Project, any Person that is a contractor, sub-contractor, supplier or provider of labor, materials, equipment and/or services, as the case may be, under a Trade Contract in connection with Project, including (without limitation) any General Contractor.

Trademark Security Agreements means the Trademark Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Loan Party.

Trademark License means rights under any written agreement now owned or hereafter acquired by any Loan Party granting any right to such Loan Party to use any Trademark owned by a third party.

Trademarks means all of the following now owned or hereafter adopted or acquired by any Loan Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

Unrestricted Cash means unrestricted cash deposited in a deposit account which is subject to a Control Agreement and which is not subject to any Lien other than the Liens securing the Obligations.

Work means, with respect to any Construction Contract, the construction, labor and materials to be provided by the Trade Contractor thereunder.

1.2           Rules of Construction.  Rules of construction with respect to accounting terms used in this Agreement or the other Loan Documents shall be as set forth or referred to in this Section 1.2.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control.  Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.  Unless otherwise specifically indicated, definitions of agreements and instruments in Section 1.1 shall mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.

SECTION 2.
AMOUNTS AND TERMS OF LOANS; project funding

2.1           Term Loan; Project Funding.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Loan Parties contained herein:

(a)           Term Loan.  Each Term Lender agrees, severally and not jointly, to lend to Borrower in one draw (the “Initial Advance”), on the Closing Date, its Pro Rata Share of $5,000,000 (collectively with all Advances (as defined below), the “Term Loan”).  Subsequent to the Closing Date, each Term Lender agrees, severally and not jointly, subject to the terms and conditions hereof, to make its Pro Rata Share of advances (each an “Advance”) requested by Borrower hereunder; provided, however that the amount of any Advance to be made any time shall not exceed the Outstanding Term Loan Commitment at such time less any Reserve.   The Advances shall be made in one or more Advances each an amount not less than $100,000 (or if less, the entire Outstanding Term Loan Commitment) in accordance with Section 2.1(b); provided, that no more than two Advances (excluding the advance of the Initial Term Loan) shall be made during any thirty (30) day consecutive period; and, provided, further, that no Advances shall be made after September 30, 2008.  Each such Advance shall be made by Borrower by delivering an Advance Request to Agent in accordance with Section 2.1(b), which written notice must be given on the date which is five (5) Business Days (but in any event no later than five (5) Business Days prior to the last day of any calendar month) on or prior to the date that the Advance is proposed to be made and shall be accompanied by evidence satisfactory to the Agent that the conditions set forth in Section 3.2 and Section 3.3, as applicable, have been satisfied.  Promptly after receipt of any such written notice from Borrower, Agent shall give each Term Lender written notice thereof.  The obligations of each Term Lender hereunder shall be several and not joint.  Notwithstanding anything herein or otherwise to the contrary, no Term Lender shall have any obligation to fund any Advance if as of the date thereof any Default or Event of Default has occurred and is continuing pursuant to Section 8.1 hereof or would result after giving effect to such Advance.

Borrower may not at any time reduce the Term Loan Commitment without the Agent’s prior written consent.

Borrower shall repay the Term Loan through periodic payments on the last day of each Fiscal Quarter (beginning with the last day of the first full Fiscal Quarter to occur after the Project Opening) in an amount equal to $104,250 in addition to a final installment in amount equal to the entire remaining unpaid principal of the Term Loan which shall be due and payable on April 20, 2014 (all such installments, the “Scheduled Installments”). Amounts borrowed hereunder and repaid may not be reborrowed.

At the request of the applicable Lender, the Term Loans shall be evidenced by promissory notes substantially in the form of Exhibit 2.1(a) (as amended, modified, extended, substituted or replaced from time to time, each a “Term Note” and, collectively, the “Term Notes”), and Borrower shall execute and deliver a Term Note to each such Term Lender.  Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender’s Term Loan Commitment, together with interest thereon.

(b)           General Requirement Applicable to Advances.

(i)            Advances for Hard Costs.  No Advance will be made for any Hard Costs unless the Work and materials are set forth in the Project Budget as Line Items (or portions thereof).  Subject to Section 2.1(b)(vii), Advances may be made for advance deposits for material to be included in the Project (“Advance Deposits”).  Advances for Hard Costs with respect to a trade or any portion of construction covered by any of the Line Items (or portions thereof) in the Project Budget shall not exceed:

(A)          the total Hard Costs as set forth as a Line Item (or portion thereof) in the Project Budget to perform and complete the trade or portion of construction covered by such Line Item, multiplied by the stage of completion of such trade or portion of construction (expressed as a percentage) as determined by the Architect and agreed to by the Construction Consultant; less

(B)           any Retainage with respect to such Line Item, if withheld pursuant to the terms hereof, and the amounts previously advanced for such Hard Costs as set forth in such Line Item.

(ii)           Advances for Soft Costs.  No Advance will be made for any Soft Costs unless (A) such Soft Costs are set forth in the Project Budget as a portion of the Project Costs as reasonably determined by the Architect and agreed to by the Construction Consultant and (B) Agent has received evidence reasonably satisfactory to Agent that such Soft Costs are then due and payable.

(iii)          Form of Advance Request.  Each Advance Request delivered by Borrower shall constitute Borrower’s representation and warranty to Agent and Lenders that:

(A)          any completed construction for which the Advance is being requested is substantially in accordance with the Plans and Specifications;

(B)           all costs for the payment of which the Agent and Lenders previously advanced funds have in fact been paid to the contract party with whom Borrower is in privity or are being held in escrow by the Title Company;

(C)           all the representations and warranties of each Loan Party contained in the Loan Documents were true, correct and complete as of the date of execution of the Agreement, and in all material respects as of the date of any previous Advance and continue to be true and correct in all material respects as of the date of such Advance Request (except to the extent that such representation or warranty expressly relates to an earlier date in which case it shall be true as of such earlier date); and

(D)          no Default or Event of Default shall have occurred and be continuing hereunder.

(iv)          Advance Request Required Documentation.  Each request for an Advance shall be in accordance with the Disbursement Schedule, in all material respects, and shall be accompanied by the following:

(A)          an executed Advance Request and Borrower Advance Certification;

(B)           with respect to any Advance Request that includes Hard Costs, a completed and itemized Application and Certificate for Payment (AIA Document No. G702) or similar form approved by Agent, together with invoices relating to all items of Project Costs for the Project in excess of $10,000 covered thereby and accompanied by a cost breakdown showing the cost of Work for the Project on, and the cost of materials incorporated into, the Improvements to the Advance Period Date; the cost breakdown shall also show the percentage of completion of each Line Item on the Project Budget, and the accuracy of the cost breakdown shall be certified by the Borrower; all such applications for payment shall also show all Trade Contractors and subcontractors being paid by such Advance, including the Major Trade Contractors, by name and trade, the total amount of each such Construction Contract or subcontract, the amount theretofore paid to each Trade Contractor and subcontractor thereunder as of the date of such application, and the amount to be paid from the proceeds of the Advance to each Trade Contractor and subcontractor;

(C)           a list of all Change Orders and pending Change Orders for the Project through the Advance Period Date with respect to such Advance Request;

(D)          a list of all Trade Contracts for the Project through the Advance Period Date with respect to such Advance Request;

(E)           except with respect to the Initial Advance, and except for payment receipts to the extent relating to amounts being contested by Borrower in accordance with Section 2.1(b)(viii), payment receipts substantially in the form attached as Exhibit 2.1(b)(iii) from any General Contractor and all Trade Contractors evidencing that they have been paid in full for all work performed and/or materials supplied to the date of the Advance Period Date immediately preceding the current Advance Period Date with respect to such Advance Request, except for Retainage provided for in this Agreement;

(F)           with respect to any Advance Request that includes Soft Costs, (i) evidence reasonably satisfactory to Agent that such Soft Costs have been properly incurred and are due and payable and are within budgeted amounts, and (ii) invoices, statements or such other information and documentation as Agent or Construction Consultant shall reasonably request or require with respect to such Soft Costs covered by such Advance Request to evidence the validity of such Soft Costs;

(G)           evidence reasonably satisfactory to Agent that the full amount of the last preceding Advance have been paid out by Borrower and/or General Contractor to the Persons with respect to whom such Advance was disbursed and otherwise in accordance with this Agreement (except to the extent that funds are being held in escrow by the Title Company);

(H)          Agent and the Construction Consultant shall have received copies of the General Contractor’s application for payment (including all attachments with respect thereto) at least ten (10) days prior to the requested Funding Date; and

(I)            such other information and documents as may be reasonably requested or required by Agent or Construction Consultant with respect to the Project Costs covered by such Advance Request.

(v)           Advance Period and Advance Period Date.  Each Advance Request shall pertain to Work performed no later than the last day of the then immediately preceding calendar month.  For purposes of illustration, an Advance Request submitted in June of 2007 shall not pertain to Work performed in June of 2007.  Rather, such Advance Request would pertain to Work performed in May of 2007 (or, in the case of a payee who (A) has been delinquent in submitting a proper invoice or other request for payment or (B) who is involved in a payment dispute with the Borrower which is not resolved until a subsequent month, Work performed in an earlier month).  For purposes of this Agreement, the period of Work which may be covered by the Advance Request shall be referred to as the “Advance Period” and the last date of the calendar month ending immediately prior to the date on which the applicable Advance Request is submitted shall be referred to as the “Advance Period Date” with respect to such Advance Request.  In the illustration above, the Advance Period would end on May 31, 2007 and, accordingly, May 31, 2007 would be the Advance Period Date with respect to such Advance Request.

(vi)          Payments for Current Work.  Notwithstanding any provision in Section 2.1(b)(v) to the contrary, Borrower may include in an Advance Request a request with respect to Work performed after the Advance Period Date (and, accordingly, not reflected in the Project Budget submitted in connection with the applicable Advance Request) provided that (A) the aggregate amount included in any such Advance Request for Work performed after the Advance Period Date shall not exceed Twenty Five Thousand Dollars ($25,000) and (B) such Work must be reflected in the Project Budget submitted in connection with the next Advance Request.

(vii)         Advance Deposits.  Borrower may include in any Advance Request a request to make Advance Deposits; provided, however that such Advance Deposits must be consistent with the Project Budget as reasonably determined by the Agent and Construction Consultant.  Borrower may request that Advances for Advance Deposits be disbursed directly to the General Contractor and be used by the General Contractor to make Advance Deposits for material to be included in the Project; provided, however, that such Advance Deposits must be consistent with the Project Budget and the terms and conditions of the underlying Trade Contracts, as reasonably determined by the Agent and Construction Consultant.  The Agent may require that Advances for Advance Deposits made to the General Contract be conditioned upon the General Contractor providing evidence reasonably satisfactory to the Agent (such as copies of wire confirmations or cancelled checks) that any prior Advances made to the General Contractor for Advance Deposits were in fact made by the General Contractor to the applicable Trade Contractors.  Notwithstanding anything to the contrary provided herein, the Agent may require at any that all Advances made for Advance Deposits be disbursed by the Lenders directly to the Title Company or material vendors rather than disbursed directly to the Borrower or General Contractor.

(viii)        Disputed Amounts.  To the extent that Borrower in good faith and by appropriate proceedings disputes the amount (a “Disputed Amount”) payable to a contractor, material supplier, service provider or other vendor (either because Borrower believes that the amount claimed is erroneous or because Borrower believes that the Work performed was defective), Borrower (A) shall promptly notify the Agent of the identity of the applicable vendor and the applicable Disputed Amount (it being understood that the Agent may take a Reserve with respect thereto), (B) is not required to pay such contractor, material supplier, service provider or other vendor until such dispute is resolved, (C) except as provided in Section 3.3, Borrower is not required to seek an Advance relating to a Disputed Amount and/or to deliver into escrow any payment to the extent relating to such Disputed Amount and (D) shall not, during the pendency of such dispute, be required to obtain lien releases or payment receipts relating to such Disputed Amount.  Nothing in this Section 2.1(b)(viii), however, is intended to (A) relieve Borrower of its obligation under Section 5.10 to keep the Project free and clear of Liens (other than Permitted Encumbrances) or (B) to limit the Agent’s ability to make a direct advance pursuant to the terms and conditions of Section 2.1(i).  Borrower shall reflect Disputed Amounts in the Project Budget in the manner reasonably determined by the Agent and Construction Consultant.  Notwithstanding anything to the contrary provided in this Agreement, no Advance Request shall be made for an amount which is then a Disputed Amount; provided, however, that on September 30, 2008, and subject to satisfaction of each of the other terms hereof (including, without limitation, Section 3 hereof), the Borrower may make an Advance Request for the then unused portion of the Term Loan Commitment in an amount not to exceed the aggregate amount of all then current Disputed Amounts as long as such amounts are to be funded into an escrow pursuant to arrangements reasonably satisfactory to the Agent.

(c)           Advances for Stored Materials.

(i)            Except to the extent set forth in this Section 2.1(c), Agent and Lenders shall in no event or under any circumstances have any obligation to make any Advance for or with respect to materials which are stored other than on the Property unless Agent reasonably agrees to the contrary.

(ii)           Agent and Lenders shall not be required to disburse any funds for any materials, machinery or other property not yet incorporated into the Improvements excluding, however, (a) materials in fabrication and (b) on site materials (other than FF&E) awaiting installation (the “Stored Materials”) unless Agent and Construction Consultant receive reasonably satisfactory evidence that:

(A) the Stored Materials are components in substantially final form ready for incorporation into the Project;

(B) the Stored Materials are stored at the Property, in a bonded warehouse in Minnesota, or at such other site as Agent shall reasonably approve, and are protected against theft and damage;

(C) the Stored Materials under materials only contracts will be paid for in full with the funds to be disbursed and Stored Materials under labor and materials contracts shall be subject to the Retainage requirements set forth herein, and all rights or claims of the supplier will be released upon full payment;

(D) Agent shall have received, or will receive upon payment of such Advance, warehouseman’s receipts or other evidence reasonably satisfactory to Agent of the Agent’s first priority Lien, for the benefit of itself and the Lenders, in such materials;

(E) Borrower shall provide proof reasonably satisfactory to Agent that such materials are insured against loss by casualty or theft for their full replacement cost;

(F) the cost of Stored Materials not stored at the Property, in the aggregate at any time with respect to the Projects, is not more than $2,000,000 (reduced by the then cost of Stored Materials, as defined above, stored at the Property but not otherwise incorporated into the Improvements); and

(G) the cost of Stored Materials stored at the Property but not otherwise incorporated into the Improvements, in the aggregate at any time with respect to the Project, is not more than $1,000,000 (reduced by the then cost of Stored Materials not stored at the Property).

(iii)          In the event that the Borrower shall at any time store materials at any one location other than the Property, the cost of which exceeds the maximum amount permitted under this Section 2.1(c), Borrower shall pay the excess cost of such materials with its own funds and shall not be entitled to any Advance in respect of such excess until such time as such excess is located at the Property and the other conditions set forth in this Section 2.1(c) have been satisfied (or waived by Agent in its sole discretion).

(d)           Quality of Work.  No Advance or any portion thereof shall be made with respect to defective Work or materials or to any Person that has performed Work or supplied materials that are defective and that has not been cured, as specified in and confirmed by the report of the Construction Consultant in its reasonable discretion after consultation with the Architect and the Developer Consultant; provided, however, that Lenders may disburse all or any part of any Advance before any such cure if Agent believes it advisable to do so, and all such amounts or portions thereof shall be deemed to have been made pursuant to this Agreement.

(e)           Budget Reallocations.

(i)            General Contingency Line Items.  Borrower may upon notice to Agent, without Agent’s consent, revise the Project Budget from time to time to move (A) amounts available under any Line Item for Hard Costs that are designated as “General Contingency” to other Line Items for Hard Costs in the Project Budget, and/or (B) amounts available under any Line Item for Soft Costs that are designated as “General Contingency” to other Line Items for Soft Costs in the Project Budget; provided, however, that adequate funds remain for each particular Line Item as certified by the Architect to the best of Architect’s knowledge and belief.

(ii)           Allocation to Cost Savings Contingency.  If there is a Cost Saving in a particular Line Item of the Project Budget and such Cost Saving is substantiated by evidence reasonably satisfactory to Agent and Construction Consultant, then Borrower shall have the right to reallocate such Cost Saving to the “Cost Savings Contingency”.  Without the prior approval of Agent, which approval shall not be unreasonably withheld, Borrower shall in no event or under any circumstances have the right to reallocate any portion of the Line Items for interest, fees or other expenses hereunder to the Cost Saving Contingency.

(iii)          Allocation from Cost Savings Contingency.  Borrower may upon notice to Agent, without Agent’s consent, revise the Project Budget from time to time to move amounts available under any Line Item designated as “Cost Savings Contingency” to other Line Items; provided, however, that adequate funds remain for each particular Line Item as certified by the Architect to the best of Architect’s knowledge and belief.

(iv)          New Line Items.  Without the prior written consent of Agent in each instance, (i) Borrower shall not be permitted to create any new Line Item in the Project Budget, and (ii) the Line Item designated “General Contingency” or “Cost Savings Contingency” may not be reallocated to any such new Line Item.

(v)           Project Budget as of Advance Period Date.  A copy of an updated Project Budget shall be prepared as of each Advance Period Date and promptly delivered to the Agent.

(f)            Loan Balancing and Shortfalls.

(i)            Agent and Lenders will not be required to make Advances pursuant to the provisions of this Agreement or any of the other Loan Documents for more than the amount of any Line Item in the Project Budget, unless Cost Savings from other Line Items have previously been reallocated in accordance with the terms hereof or all or a portion of the Line Item designated as “General Contingency” or “Cost Savings Contingency” has been reallocated to such Line Item in accordance with the terms hereof or any of the actions other set forth in this Section 2.1(f).

(ii)           In the event that Agent shall determine that there exists any Shortfall with respect to any Advance as of the Advance Period Date, Agent shall deliver notice of such determination to Borrower and thereafter until Borrower has advanced funds equal to such Shortfall, Agent and Lenders will not be obligated to make any Advances under this Agreement or any of the other Loan Documents and, within ten (10) days of receipt of such notice of determination, Borrower shall take any of the following action:

(A)  establish to Agent’s reasonable satisfaction that contrary to Agent’s prior determination, no Shortfall then exists;

(B)  move any Line Item designated as “General Contingency” or “Cost Saving Contingency” pursuant to the terms hereof such that the aggregate sum of the Shortfall is reduced to zero; or

(C)  make one or more payments on account of Hard Costs and/or Soft Costs, until the Shortfall has been reduced to zero.

(g)           Change Orders.

(i)            To the extent not previously provided to Agent and Construction Consultant, Borrower shall provide to Agent and Construction Consultant, concurrently with each Advance Request, copies of all orders (including Change Orders), documents or revisions to Plans and Specifications reflecting Change Orders for the Project as of the Advance Period Date, regardless of whether the prior approval by Agent and/or Construction Consultant of any such order, document or revision is required pursuant to the terms hereof.

(ii)           Borrower shall not request, initiate, agree to, accept, cause or suffer directly or indirectly any Material Change Order without Agent’s prior written consent, not to be unreasonably withheld.  Any Change Order other than a Material Change Order shall not require Agent’s consent.  Notwithstanding the foregoing, Borrower may request that the Agent consent to, or ratify, a Change Order which is not a Material Change Order.  No Change Order, whether or not approved by Agent, obligates Agent and Lenders to make any Advance to the extent the same would not otherwise be obligated pursuant to this Agreement to make such Advance.  Borrower shall submit to Agent and Construction Consultant copies of each proposed Material Change Order prior to entering into it, together with documentation reasonably satisfactory to Agent and Construction Consultant, setting forth all additions and subtractions theretofore made to or from the scope of the Project.  Borrower may also submit to Agent and Construction Consultant from time to time, for approval or ratification, as the case may be, copies of Change Orders which do not constitute Material Change Orders, together with the documentation described above with respect to the submission of Material Change Orders.  Agent shall promptly review all Material Change Orders so submitted, and grant or deny its consent within ten (10) Business Days of Borrower’s request therefor; provided that the request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A REQUEST FOR AN APPROVAL OR RATIFICATION, AS THE CASE MAY BE, WITH RESPECT TO A CHANGE ORDER.  IF AGENT FAILS TO RESPOND WITHIN 10 BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE, THE REQUESTED ACTION WITH RESPECT TO THE CHANGE ORDER WILL BE DEEMED APPROVED OR RATIFIED, AS APPLICABLE”, and if Agent does not respond during such ten (10) Business Day period, it shall be deemed to have approved or ratified such Change Orders.  If any Material Change Order shall require the consent or approval of any third party, Borrower shall provide Agent with written evidence of such consent or approval.  Borrower shall submit to Agent and Construction Consultant copies of all Change Orders entered into with respect to the Project within fifteen (15) days after the same are entered into, irrespective of whether the same require the prior approval of Agent and Construction Consultant pursuant to this Agreement.  As used herein, a “Material Change Order” is (i) any Change Order affecting the Project Budget in an amount greater than $100,000, or (ii) any Change Order, that together with all other Change Orders previously requested with respect to the Project but not approved or ratified by Agent, would affect the Project Budget in an amount greater than $250,000.

(h)           Retainage. With respect to each Advance, whether before or after Substantial Completion or the Project Opening, the portion of any Retainage that relates to Work or materials supplied by any Trade Contractor in connection with the Project will, upon request, be disbursed to Borrower as an Advance subject to satisfaction of the following conditions:

(A) no Default or Event of Default has occurred and is continuing and all other conditions to an Advance under this Agreement are then satisfied;

(B) the Borrower certifies to Agent that such Trade Contractor has completed one hundred percent (100%) of its obligations under the applicable Trade Contract, including any Punchlist Items, and has supplied one hundred percent (100%) of all materials for the Project in compliance with such Trade Contract and in conformity with the Plans and Specifications;

(C) such Trade Contractor will be paid in full for its work upon the release of such portion of the Retainage;

(D) such Trade Contractor executes and delivers such final receipts for such Trade Contract that may be reasonably requested or required by Agent; and

(E) the Architect shall have approved the Work completed by such Trade Contractor, as certified in writing by such Architect to Agent.

(i)            Direct Advances.

(i)            subject to Borrower’s contest rights as set forth below and upon thirty (30) days’ prior written notice to Borrower, Lenders may make, in their reasonable discretion, Advances directly to any of the Trade Contractors for Project Costs which shall theretofore have been approved by Agent and for which Borrower shall have failed to make payment and the execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to so advance the proceeds of such Advances directly to the Trade Contractors.  No further authorization from Borrower shall be necessary and all such Advances shall satisfy the obligations of Lender hereunder with respect to such Advance and shall be secured by the Mortgages and the other Collateral as fully as if made directly to Borrower.

(ii)           subject to Borrower’s contest rights as set forth below and upon thirty (30) days’ prior written notice to Borrower, Agent and Lenders may make, in their reasonable discretion, Advances (A) to any Person to which Agent in good faith determines payment is due and (B) in payment of interest and principal hereunder, and such portion of the Project shall be deemed disbursed as of the date on which such disbursement is made.  The execution of this Agreement by Borrower shall, and hereby does, constitute an irrevocable authorization to so advance the proceeds any Advance.  No further authorization from Borrower shall be necessary and all such Advances shall satisfy the obligations of Agent and Lenders hereunder with respect to such Advance and shall be secured by the Mortgages and the other Collateral as fully as if made directly to Borrower.

(iii)          Borrower shall have the right to contest the validity or application of any of the costs described in Sections 2.1(i)(i) and 2.1(i)(ii) by appropriate legal proceedings, so long as the following shall remain satisfied:

(A)          such legal proceedings shall be prosecuted with diligence by Borrower and shall operate to prevent any taking or closing or shutting down of the Project, the Property or any portion thereof, by any Governmental Authority or any other Person and has the effect of staying any type of sale or forfeiture of the Project, the Property or any part thereof for failure to comply;

(B)           Borrower will have deposited with Agent cash collateral, a bond or such other security satisfactory to Agent, in each case, on such terms as may be satisfactory to Agent, in its sole discretion, in an amount as may be deemed necessary by Agent, sufficient to pay any fines, penalties, charges and interest thereon which may be awarded or assessed and which may become a Lien upon the Project, the Property or any part thereof which may in any way take priority over the Lien of the Mortgages, and subject to increase at the request of Agent when it determines a greater amount may be required to make such payments;

(C)           such proceeding shall not subject Agent or Borrower to any risk of any criminal liability;

(D)          Borrower shall keep Agent fully informed as to the status and progress of any such proceeding; and

(E)           Borrower will, upon a final determination of such contest, take all steps necessary to comply with any requirements arising therefrom.

If Borrower shall fail at any time to comply with the above conditions to contest, the Property or any part thereof is, in the reasonable judgment of Agent, in any imminent danger of being forfeited or lost or the value of the Collateral being adversely impacted, Agent may require Borrower to, and Borrower will, thereupon make the payment which is the subject of the contest.

(j)            Funding Authorization.  The proceeds of the Initial Advance and subsequent Advances made pursuant to this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower below (the “Disbursement Account”):

North Metro Harness Initiative, L.L.C.

Bank:      Associated Bank

200 North Adams

PO Box 19006,

Green Bay, WI 54307-9006

FBO:       North Metro Harness Initiative, LLC

2001 Killebrew Drive, #350, Minneapolis, MN  55425

ABA No.:  091001270

Account No.:  2283033690

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

2.2           Interest and Applicable Margins.

(a)           Borrower shall pay interest to Agent, for the ratable benefit of Lenders with respect to the Term Loan made by each Lender, in arrears on each applicable Interest Payment Date, with respect to such portion of the Term Loan designated as an Index Rate Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, with respect to such portion of the Term Loan designated as a LIBOR Loan, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Term Loan Index Margin	4.00%

Applicable Term Loan LIBOR Margin	6.00%

Applicable Unused Line Fee Margin	4.50%

On and after the Project Opening, the Applicable Margins will be as follows:

Applicable Term Loan Index Margin	2.50%

Applicable Term Loan LIBOR Margin	4.50%

Applicable Unused Line Fee Margin	4.50%

(b)           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees, absent manifest error.

(d)           So long as an Event of Default has occurred and is continuing under Section 8.1(a), (f) or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Term Loan shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (“Default Rate”), and the outstanding principal balance of the Term Loan shall bear interest at the Default Rate applicable to such Obligations.  Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e)           Borrower shall have the option to (i) convert at any time all or any part of the outstanding Term Loan from Index Rate Loan to LIBOR Loan, (ii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Costs in accordance with Section 2.3(d) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iii) continue all or any portion of the Term Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued portion of the Term Loan shall commence on the first day after the last day of the LIBOR Period of the portion of the Term Loan to be continued.  Any portion of the Term Loan having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $2,000,000 and integral multiples of $500,000 in excess of such amount.  Any such election must be made by noon (New York time) on the 3rd Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loan to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by noon (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  Borrower must make such election by notice to Agent in writing, by fax, e-mail or overnight courier (or by telephone, to be promptly confirmed in writing).  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 2.2(e).  No Loan shall be made, converted into or continued as, a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof.

(f)            Notwithstanding anything to the contrary set forth in this Section 2.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 2.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 2.5(e) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

2.3           Fees.

(a)           Fee Letter.  Borrower shall pay to BDCF, individually, the Fees specified in that certain fee letter dated as of January 19, 2007 among Borrower and BDCF (the “BDCF Fee Letter”), at the times specified for payment therein.

(b)           Unused Line Fee.  As additional compensation for the Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each calendar month prior to September 30, 2008 and on September 30, 2008, a fee for Borrower’s non-use of available funds in an amount equal to the Applicable Unused Line Fee Margin per annum multiplied by the Outstanding Term Loan Commitment as of the last Business Day of the immediately preceding calendar month.

(c)           [Intentionally Omitted].

(d)           LIBOR Breakage Costs.  Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of, any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, LIBOR Breakage Costs, if applicable.

(e)           Expenses and Attorneys’ Fees.  Borrower agrees to pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation and closing of the transactions contemplated herein and in connection with the continued administration of the

Loan Documents including any amendments, modifications, consents and waivers.  Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors) incurred by Agent in connection with any amendment, waiver, consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Loan Party.  In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Loan Party, Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lenders.  All fees, charges, costs and expenses for which Borrower is responsible under this Section 2.3(e) shall be deemed part of the Obligations when incurred, payable in accordance with the final sentence of Section 2.4 and secured by the Collateral.

2.4           Payments.  All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the account identified below or such other place as Agent may from time to time designate in writing.

Bank: The Bank of New York

ABA#: 021-000-018

Acct. Name: Black Diamond Capital Clearing Account

Acct.#: 0000404599

Ref: North Metro

Attn: Bob Hingston

Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time).  In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

2.5           Prepayments.

(a)           Voluntary Prepayments of Term Loan.  At any time, Borrower may prepay the Term Loan, in whole or in part, subject to the payment of the Fees specified in Section 2.3(a) and LIBOR Breakage Costs, if applicable.  Prepayments of Term Loan shall be applied in accordance with Section 2.5(e).

(b)           Prepayments from Excess Cash Flow.  Within ten (10) days after the date on which audited Financial Statements for each Fiscal Year are required to be delivered pursuant to Section 7.2(c), commencing with the Fiscal Year ended December 31, 2008, Borrower shall prepay the Term Loan in an amount equal to fifty percent (50%) of the Excess Cash Flow for such Fiscal Year.  The calculation shall be based on the audited Financial Statements for Borrower and its Subsidiaries.  Any prepayments from Excess Cash Flow paid pursuant to this Section 2.5(b) shall be applied in accordance with Section 2.5(e).

(c)           Prepayments from Asset Dispositions.  Immediately upon receipt of any Net Proceeds in excess of $100,000 in the aggregate during any Fiscal Year, Borrower shall prepay the Term Loan in an amount equal to such Net Proceeds, except that Borrower or its Subsidiaries may reinvest all Net Proceeds of any such Asset Disposition (to the extent not in excess of $500,000 in any consecutive twelve month period), within ninety (90) days, in fixed assets.  If Borrower does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested the Net Proceeds of any such Asset Disposition, Borrower shall prepay the Term Loan in an amount equal to such remaining Net Proceeds in accordance with Section 2.5(e).

(d)           Prepayments from Issuance of Securities.  Immediately upon the receipt by Borrower or any of its Subsidiaries of the proceeds of the issuance of Stock, Borrower shall prepay the Term Loan in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable out-of-pocket costs associated therewith.  The payments shall be applied in accordance with Section 2.5(e).  Notwithstanding the foregoing, the following proceeds of stock issuance shall be excluded from any mandatory prepayment:  (i) proceeds of issuances of Stock by Borrower on or prior to the Closing Date, (ii) proceeds of issuances of Stock by either Sponsor which are contributed to Borrower prior to the Project Opening to make payments to keep the Project on schedule in accordance with the Construction Schedule, (iii) proceeds of issuances of Stock by either Sponsor which are contributed to Borrower to make Capital Expenditures permitted under this Agreement and (iv) proceeds of issuances of Stock by any Subsidiary of Borrower to Borrower which constitutes an Investment permitted hereunder.

(e)           Application of Proceeds.  With respect to any prepayments made by Borrower pursuant to Sections 2.5(b), 2.5(c) and Section 2.5(d) and any payments of Term Loan pursuant to Section 2.5(a), such prepayments shall be applied, first, to the Term Loan in the inverse order of maturity of the Scheduled Installments until such Term Loan shall have been prepaid in full and (ii) thereafter to all other Obligations then due and owing. Any such prepayment shall be applied first to Index Rate Loan of the type required to be prepaid before application to LIBOR Loan of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Costs.

2.6           Maturity.  All of the Obligations shall become due and payable as set forth herein, but in any event all of the remaining Obligations shall become due and payable upon the Maturity Date or pursuant to Section 8.3.  Until the Termination Date, Agent shall be entitled to retain the Liens on the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.

2.7           Loan Accounts.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  the name and federal employer identification number of each Lender, all Advances and the Term Loan(s), all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Term Loan or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect (other than to the extent of such error) Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a quarterly accounting of transactions with respect to the Term Loan setting forth the balance of the Loan Account for the immediately preceding quarter.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed presumptive evidence of all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Term Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

2.8           Yield Protection.

(a)           Capital Adequacy and Other Adjustments.  In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided that if the respective Lender has unreasonably delayed or withheld such notice and demand, the respective Lender shall not be entitled to receive additional payments pursuant to this Section 2.8(a) for periods occurring prior to the 180th day before the receipt of such notice and demand (provided that this limitation shall not apply to reductions arising out of the retroactive application of any law, treaty, rule, regulation, guideline or order which arises during such 180 day period); and provided further, that such Lender shall not be entitled to any such additional amounts, unless such Lender is imposing similar types of assessments on other similarly situated borrowers.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, save for manifest error, be presumptive evidence of the matters set forth therein.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such cost or reduction, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize the redirect rate of return, costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(a).

(b)           Increased LIBOR Funding Costs; Illegality.  Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) after the date hereof shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Term Loan or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to make or to continue to fund or maintain LIBOR Loan shall terminate and (ii) Borrower shall, at the end of each respective LIBOR Period, repay each outstanding LIBOR Loan of such Lender or convert such LIBOR Loan into Index Rate Loan; provided that if the continued existence of any such LIBOR Loan through the end of its respective LIBOR Period is illegal, then Borrower shall forthwith prepay in full each such outstanding LIBOR Loan owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, on behalf of Lender, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loan into Index Rate Loan. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) or otherwise increase the cost to any such Lender of making or maintaining a LIBOR Loan, then Borrower shall from time to time within fifteen (15) days after notice and demand from Agent to Borrower (together with the certificate referred to in the next sentence) pay to Agent, for the account of all such affected Lenders, additional amounts sufficient to compensate such Lenders for such increased cost;

provided that Borrower shall not be liable to pay for any such amounts incurred or accrued more than one hundred eighty (180) days prior to the date on which notice of the event giving rise to the obligation to make such payment is given to Borrower (provided that this limitation shall not apply to increased costs arising out of the retroactive application of any law, treaty, rule, regulation or directive (or any change in interpretation thereof) which arises during such 180 day period), and provided further, that such Lender shall not be entitled to any such additional amounts unless such Lender is imposing similar types of assessments on other similarly situated borrowers.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall, save for manifest error, be presumptive evidence of the matters set forth therein.  Each Lender agrees that, as promptly as is practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.8(b).

2.9           Taxes.

(a)           No Deductions; Other Taxes.  Any and all payments or reimbursements made hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority (“Taxes”), excluding (i) such Taxes to the extent imposed on or measured by Agent’s or a Lender’s gross or net income or gross receipts (and franchise taxes, branch profits taxes, taxes on doing business or other taxes imposed in lieu thereof) as a result of a connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (ii) Taxes imposed on or measured by Agent’s or a Lender’s overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of the laws of which such recipient is organized or Borrower is currently organized or in which the recipient’s principal office is located or, in the case of any Lender, in which its applicable lending office is located, (iii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (iv) any United States federal withholding tax that is imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) to comply with Section 2.9(c), except in each case (other than in the latter case where a Foreign Lender fails to provide a Certificate of Exemption described in Section 2.9(c) that it is legally entitled to do) to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.9(a) (collectively, “Excluded Taxes,” and all such non-Excluded Taxes being referred to herein as “Non-Excluded Taxes”).  If Borrower shall be required by law to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 2.9), such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made.  If any amounts are payable in respect of Non-Excluded Taxes or Other Taxes pursuant to the preceding sentence, Borrower agrees to reimburse each Lender or Agent, upon the written request of such Lender or Agent and reasonable documentation of such amounts, for any net additional taxes imposed on or measured by the net income of such Lender or Agent as such Lender or Agent shall determine are payable in respect of such amounts so paid to or on behalf of such Lender or Agent pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender or Agent pursuant to this sentence.  All required deductions shall be withheld and timely paid over to the relevant Governmental Authority in accordance with applicable law.  In addition, Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(b)           Changes in Tax Laws.  In the event that, after the date hereof (or in the case of a Qualified Assignee or participant, the date of the relevant assignment or sale of a participation), (1) any changes in any existing law, regulation, treaty or directive or in the administration, interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any administration, interpretation or application thereof, or (3) compliance with any request, guideline or directive (whether or not having the force of law) from any Governmental Authority:

(i)            does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, or any other Loan Documents or the Term Loan made hereunder, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for the imposition of, or any change in the rate of, any Excluded Tax); or

(ii)           does or shall impose on Agent or any Lender any other condition, cost or expense in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or any such Lender of making or continuing the Term Loan, as the case may be, or to reduce any amount receivable hereunder or under any other Loan Document, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand with reasonable documentation thereof, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by Agent or such Lender; provided that Agent or such Lender shall not be entitled to any such amounts to the extent that the event giving rise to such additional cost or reduced amount receivable occurred more than six (6) months prior to the date such notice and demand is given to the Borrower; provided, however, that if the event giving rise to such additional cost or reduced amount receivable has a retroactive effect, then such 6-month period shall be extended to include the period of such retroactive effect.  If Agent or such Lender becomes aware that it is entitled to claim any additional amounts pursuant to this Section 2.9(b), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled.  A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due.  Borrower shall pay Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after the receipt thereof.

(c)           Foreign Lenders.  Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “Foreign Lender”) shall provide to Borrower and Agent, if it is legally entitled to, a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS, certifying as to such Foreign Lender’s entitlement to an exemption from, or reduction in, United States withholding tax with respect to payments to be made to such Foreign Lender under this Agreement and under the Term Notes (a “Certificate of Exemption”).

(d)           Indemnification.  Subject to such Lender’s or Agent’s compliance with the provisions of this Section 2.9, Borrower will indemnify each Lender and Agent for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any U.S. jurisdiction on amounts payable under this Section 2.9) paid by such Lender or Agent, as the case may be, and any liability (including penalties, interest and expenses including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  A certificate as to the amount of such payments or liabilities submitted by Lender or Agent to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due.  Borrower shall pay Agent or such Lender, as the case may be, the amount shown as due on any such certificate within ten (10) day s after the receipt thereof.

(e)           Evidence of Payments.  As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

SECTION 3.
CONDITIONS TO LOANS

The obligations of Lenders to make the Term Loan is subject to satisfaction of all of the applicable conditions set forth below.

3.1           Conditions to Initial Advance.  The obligations of Lenders to make the Initial Advance on the Closing Date is subject to:

(a)           Borrower having received, since its formation, an aggregate cash equity capital contribution from Sponsors in an amount not less than $20,800,000;

(b)           the Related Transactions shall have been consummated in accordance with the respective terms of the Related Transactions Documents, except as may have been consented to in writing by Agent;

(c)           the Agent shall have received evidence satisfactory to Agent that the development and construction work at the Project is supported by a Construction Surety Bond having terms and in an amount satisfactory to Agent issued by an issuer satisfactory to Agent which Construction Surety Bond(s) shall be collaterally assigned to Agent (and with endorsements satisfactory to the Agent);

(d)           Agent and the Construction Consultant shall be satisfied that the Project Land does not contain any historical geological sites the preservation or destruction of which could delay, impair or otherwise adversely effect the Project Opening or the operation or financial performance of the Project;

(e)           any third-party and regulatory approvals and consents necessary to consummate the proposed transactions and operate the Project as contemplated and permit the Agent and Lenders to be creditors to the Borrower (and permit assignments so that entities managed by entities under common control with the Agent or any Lender may be creditors to the Borrower) shall have been obtained and shall be final and non-appealable (other than (i) approvals and consents to permit racing dates which have not yet been awarded or determined and (ii) the Minnesota Racing Commission’s approval of the “Card Room Plan of Operations” (it being agreed that the Borrower shall use good faith efforts to cause all such approvals and consents to be obtained as soon as practicable));

(f)            Agent and the Construction Consultant shall have received and approved the Plans and Specifications and Project Budget;

(g)           Agent shall have received and approved the Borrower’s business plan;

(h)           Agent and its environmental consultant shall have approved the scope and content of any environmental audit reports required by Agent to be provided by Borrower with respect to real property owned or leased by Borrower or any of its subsidiaries and shall be satisfied that there are no existing or potential environmental liabilities which could have an adverse impact on the financial condition of Borrower. Any environmental audit report required by Agent must be prepared by a nationally recognized environmental engineering firm acceptable to Agent, delivered at least 10 days prior to closing and addressed to Agent;

(i)            Agent shall have received a copy of the Project Plan, the Plans and Specifications, the Project Budget, the Construction Schedule and the Disbursement Schedule, in each case for the Project and in form and substance reasonably acceptable to Agent and Construction Consultant.  Agent shall have received a true, correct and complete copy of all other Project Documents then in place for the Project, each in form and substance reasonably satisfactory to Agent;

(j)            Agent shall have received a copy of any Architect Agreement for the Project, in each case in form and substance reasonably acceptable to Agent and Construction Consultant, and each Architect under such Architect Agreements shall have delivered to Agent a duly executed and completed Architect Consent with respect to its Architect Agreement, in the form required hereunder and otherwise reasonably acceptable to Agent and Construction Consultant;

(k)           Agent shall have received a copy of any Developer Consultant Agreement for the Project, in each case in form and substance reasonably acceptable to Agent and Construction Consultant, and each Developer Consultant under such Develop Agreements shall have delivered to Agent a duly executed and completed Developer Consultant Consent with respect to its Developer Consultant Agreement, in the form required hereunder and otherwise reasonably acceptable to Agent and Construction Consultant;

(l)            Agent shall have received a copy of any General Contractor Agreement, in each case in form and substance reasonably acceptable to Agent and Construction Consultant, and any General Contractor under such General Contractor Agreement shall have delivered to Agent a duly executed and completed General Contractor Consent with respect to its General Contractor Agreement, in the form required hereunder and otherwise reasonably acceptable to Agent and Construction Consultant;

(m)          a copy of all Governmental Approvals necessary for the construction of the Project as contemplated by the Plans and Specifications, including, without limitation, a final building permit for the Project with no conditions to Borrower’s right to commence construction (other than the payment of certain amounts which are to be paid on the Closing Date as set forth in that certain Letter of Direction, dated as of the Closing Date, by the Borrower to the Agent), and all relevant Construction

Permits, licenses and approvals, have been obtained and shall have been delivered to Agent and approved by Agent and Construction Consultant;

(n)           Agent shall have received evidence reasonably satisfactory to Agent that no Shortfalls exist;

(o)           Agent shall have received (i) the Title Insurance Policy, together with evidence of coinsurance and reinsurance direct access arrangements as Agent shall reasonably require and (ii) copies of all other policies of all insurance required to be maintained pursuant to this Agreement or any other Loan Document or other evidence of such insurance acceptable to Agent in its reasonable discretion;

(p)           Agent shall have received evidence reasonably acceptable to Agent (including, without limitation, letters from applicable Governmental Authorities, opinions from zoning counsel and certifications from the Architect) that the Project and the Property does and will comply with all applicable zoning, subdivision, land use, parking, environmental and building statutes, codes, ordinances, regulations, variances and special regulations;

(q)           Each of MTR Gaming Group, Inc. (“MTR Gaming”), Southwest Casino Corporation (“Southwest Casino”) and each Sponsor shall have executed an agreement, in form and substance reasonably acceptable to Agent, providing that MTR Gaming, Southwest Casino and each Sponsor, respectively, shall (i) to the extent not prohibited by existing agreements to which it is a party, invest additional amounts in the Borrower to the extent necessary to cause the Project to be completed and Project Opening to occur, (ii) covenanted not to enter into any agreement, or otherwise permit to exist, any restriction on making any investment or providing support to Borrower other than those in existence on the date hereof and (iii) agreed to pay to Agent the amount of any dividend, distribution or payment made to such entity or its affiliates in violation of this Agreement.

(r)            each representation and warranty by any Loan Party contained herein or in any other Loan Document is true and correct in all material respects (without duplication of any materiality qualifier contained therein) as of the Closing Date;

(s)           no Default or Event of Default has occurred and is continuing or would result after giving effect to the Initial Advance; and

(t)            Borrower shall deliver all documents listed on, take all actions set forth on and satisfy all other conditions precedent listed in the Closing Checklist attached hereto as Annex B, all in form and substance, or in a manner, reasonably satisfactory to Agent.

3.2           Conditions to Advances.  Lenders shall not be obligated to make any Advance subsequent to the Initial Advance, (A) if as of the date thereof (the “Funding Date”) (i) any representation and warranty by any Loan Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date (except to the extent that such representation or warranty expressly relates to an earlier date) and Agent or Requisite Lenders have determined not to make such Advance as a result thereof or (ii) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance and Agent or Requisite Lenders have determined not to make such Advance; and (B) unless each of the following conditions are satisfied:

(i)            Agent shall have received a complete executed Advance Request and Borrower Advance Certification in accordance with the requirements of Section 2.1(b), together with all required attachments and deliveries relating thereto, each of which shall be in form and substance acceptable to Agent and Construction Consultant;

(ii)           evidence satisfactory to the Agent and the Construction Consultant, in their reasonable discretion, that the proceeds of such funding will be paid to (i) Qualified Third Parties for work which has been completed (or requires advance payment or deposit) and which conforms to the Plans and Specifications and Project Budget, (ii) Agent and Lenders for interest and Fees owing in connection with this Agreement or (iii) bonding companies for necessary Construction Surety Bonds, guarantees, and similar construction related agreements permitted under Section 6.4(e);

(iii)          subject to Section 2.1(b)(viii), delivery of interim lien waivers in the form attached hereto as Exhibits 3.2, as applicable for the period ending one month prior to the Advance Period Date;

(iv)          evidence satisfactory to the Agent and the Construction Consultant that as of the Advance Period Date, construction of the Project is on plan, schedule and budget, consistent with the Plans and Specifications, Project Budget and Construction Schedule in all material respects;

(v)           certification to the Agent that the Borrower does not have cash or cash equivalents in an aggregate amount in excess of $200,000;

(vi)          to the extent on or prior to the Advance Period Date that Borrower has entered into any new (or amended any existing) Project Documents, Architect Agreements, Developer Consultant Agreements, General Contractor Agreements, Engineer Agreements or Major Trade Contracts with respect to the Project, Agent shall have received copies of such documents, agreements and/or amendments, in each case in form and substance reasonably acceptable to Agent and Construction Consultant if and only if Agent has approval rights with respect thereto under the terms of this Agreement, and any new Architect, General Contractor, Engineer or Major Trade Contractor shall have delivered to Agent a duly executed and completed Architect Consent, General Contractor Consent, Engineer Consent and/or Major Trade Contractor Consent, as applicable.  Borrower shall have also updated the list of Trade Contracts on or prior to the Advance Period Date;

(vii)         Agent shall have received from Borrower an updated certified list of all Construction Contracts for the Project that have been entered into on or prior to the Advance Period Date;

(viii)        Agent shall have received an updated Project Budget for the Project as of the Advance Period Date, in form and substance reasonably approved by Agent, which indicates the Project Costs anticipated to complete the construction of the Project, after giving effect to Project Costs incurred through the Advance Period Date;

(ix)           Agent shall have received all documents, reports, certificates, affidavits and other information, in form and substance satisfactory to Agent or Construction Consultant, as each reasonably may require to evidence compliance by Borrower with all of the provisions of this Agreement;

(x)            Agent shall have received a reconciliation by Borrower of the progress and cost of the construction of the Project as of the Advance Period Date with the Construction Schedule and the Project Budget together with a projection of such progress and cost through to completion of the construction of the Project;

(xi)           Agent shall have received from the Title Company a date down endorsement to be included in the Title Insurance Policy insuring that there are no mechanic liens filed against the Project as of the date of such Advance (and an increase to the coverage of the Title Insurance Policy by an amount equal to the Advance then being made if the Title Insurance Policy does not by its terms provide for such an increase);

(xii)          Borrower shall have paid, or caused to be paid, all fees and expenses required by the Loan Documents, to the extent due and payable; and

(xiii)         Agent shall have received evidence reasonably satisfactory to Agent that no Shortfall shall exist with respect to the Project as of the Advance Period Date.

The request and acceptance by Borrower of the proceeds of any Advance or the conversion or continuation of any portion of the Term Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 3.2  have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.3           Conditions to Final Advance.  Lenders shall not be obligated to make any Advance which is the final disbursement under this Agreement, unless, in addition to the conditions set forth in Section 3.2 above, each of the following conditions are satisfied:

(a)           subject to Section 2.1(b)(viii), Agent shall have received final lien waivers from all Trade Contractors with respect to all Project Costs in the form attached hereto as Exhibit 3.3(a), or such other statutorily prescribed form as applies in any jurisdiction and which is approved by the Title Company and satisfactory to Agent;

(b)           subject to Section 2.1(b)(viii), Agent shall have received from any General Contractor and all Trade Contractors either (i) final unconditional release/payment receipts evidencing that the same have been paid in full for all work performed and/or materials supplied, or (ii) final conditional release/payment receipts which shall be conditioned solely upon receipt of a portion of such final Advance;

(c)           Agent shall have received a copy of the permanent (or temporary) Certificate of Occupancy and all other material Operating Permits for the Project;

(d)           Agent shall have received a final as built Survey of the Project by a surveyor reasonably satisfactory to Agent and the Title Company in the form of the Surveys of the Property delivered to Agent as of the Closing Date (as revised thereafter to the extent required under the Loan Documents) and otherwise reasonably satisfactory to Agent;

(e)           Endorsements to the Title Insurance Policy referencing the final as built survey and indicating no Liens other than Permitted Encumbrances and including an update to the Form 9 Comprehensive Endorsement, in each case in form and substance reasonably acceptable to Agent; and

(f)            Lenders shall have received payment for any and all fees payable with respect to the Advance pursuant to the Loan Documents, including (without limitation) all fees and expenses of Construction Consultant to the extent then due and payable.

SECTION 4.
REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents, to make Term Loan, Borrower and the other Loan Parties executing this Agreement, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions will (with respect to Sections 4.1 through 4.9 and Sections 4.21 through 4.24) remain true, correct and complete until the Termination Date with respect to all Loan Parties.

4.1           Organization, Powers, Capitalization and Good Standing.

(a)           Organization and Powers.  Each of the Loan Parties and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.  The jurisdiction of organization and all jurisdictions in which each Loan Party is qualified to do business as of the Closing Date are set forth on Schedule 4.1(a).  Each of the Loan Parties and each of their Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document and Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

(b)           Capitalization.  As of the Closing Date:  (i) the authorized Stock of each of the Loan Parties and each of their Subsidiaries is as set forth on Schedule 4.1(b); (ii) all issued and outstanding Stock of each of the Loan Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable (as applicable), free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Loan Parties and the percentage of their fully-diluted ownership of the Stock of each of the Loan Parties is set forth on Schedule 4.1(b); and (iv) no Stock of any Loan Party or any of their Subsidiaries, other than those described above, is issued and outstanding.  Except as provided in Schedule 4.1(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Loan Party or any of their Subsidiaries of any Stock of any such entity.

(c)           Binding Obligation.  This Agreement is, and the other Loan Documents and Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of the Loan Parties, each enforceable against each Loan Party, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting, creditors’ rights generally and the effects of general principles of equity.

4.2           Disclosure.  No representation or warranty of any Loan Party contained in this Agreement, the Financial Statements referred to in Section 4.5, the other Related Transactions (other than Projections, as to which the only representation and warranty made is as set forth in Section 4.5 hereof), the other Loan Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents or the Related Transactions Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made.

4.3           No Material Adverse Effect.  Since January 19, 2007 there have been no events or changes in facts or circumstances affecting any Loan Party or any of its Subsidiaries which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

4.4           No Conflict.  The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Loan Party or any of its Subsidiaries, except if such violations, conflicts, breaches or defaults have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5           Financial Statements and Projections.  All Financial Statements concerning Borrower and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, have been or will be prepared in accordance with GAAP consistently applied (except as disclosed therein) and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

The Projections delivered on or prior to the Closing Date were prepared on the basis of the assumptions stated therein and such assumptions were believed by the Loan Parties to be reasonable at the time prepared.  It is understood by all parties hereto that uncertainty is inherent in any forecasts or projections and that no assurance can be given that the results set forth in the Projections will actually be obtained.

4.6           Solvency.  The Borrower and the Loan Parties taken as a whole are Solvent.

4.7           Use of Proceeds; Margin Regulations.

(a)           No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System.  If requested by Agent, each Loan Party will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form 0-1, as applicable, referred to in Regulation U.

(b)           Borrower shall utilize the proceeds of the Initial Advance to pay (i) on the Closing Date, fees, costs and expenses relating to the Related Transactions, (ii) on the Closing Date, fees, costs and expenses then due and owing to Qualified Third Parties, and (iii) after the Closing Date, to the extent there are any remaining funds from the Initial Term Loan after the payments described in the preceding clauses (i) and (ii), for uses which are otherwise permitted for subsequent Advances.  Borrower shall utilize the proceeds of the Advances made after the Closing Date to pay for (i) Project Costs which were specified in the Advance Request for such Advance and (ii) interest and Fees owing in respect of this Agreement.   Schedule 4.7 contains a description of Borrower’s sources and uses of funds as of the Closing Date, including that portion of the Term Loan to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

(c)           None of Borrower or any of its Subsidiaries is subject to regulation as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

4.8           Brokers.  Except as set forth on Schedule 4.8, no broker or finder acting on behalf of any Loan Party or Affiliate thereof brought about the obtaining, making or closing of the Term Loan or the Related Transactions, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

4.9           Compliance with Laws.  Each Loan Party represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56) and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above other than any failure to maintain which would not reasonably be expected to have a Material Adverse Effect.

4.10         Intellectual Property.  As of the Closing Date, each of the Loan Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the financial condition, business or operations of such Loan Party and its Subsidiaries and all such Intellectual Property that is federally registered as of the Closing Date is identified on Schedule 4.10 and duly and properly registered, filed or issued in the applicable office and jurisdictions for such registrations, filings or issuances.  As of the Closing Date, except as disclosed in Schedule 4.10, to their knowledge, the use of such Intellectual Property by the Loan Parties and their Subsidiaries and the conduct of their businesses does not and has not been alleged by any Person to infringe on the rights of any Person.

4.11         Investigations, Audits, Etc.  As of the Closing Date, except as set forth on Schedule 4.11, no Loan Party or any of their Subsidiaries is the subject of an audit by the IRS or, to each Loan Party’s knowledge, any review by the IRS or any governmental investigation concerning the violation or possible violation of any law.

4.12         Employee Matters.  As of the Closing Date, except as set forth on Schedule 4.12, (a) no Loan Party or Subsidiary of a Loan Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Loan Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Loan Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Loan Party after due inquiry, threatened between any Loan Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Loan Party and each of their Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters.  Except as set forth on Schedule 4.12, neither Borrower nor any of its Subsidiaries is party to an employment contract.

4.13         Litigation; Adverse Facts.  Except as set forth on Schedule 4.13, there are no judgments outstanding against any Loan Party or any of its Subsidiaries or affecting any property of any Loan Party or any of its Subsidiaries as of the Closing Date, nor is there any Litigation pending, or to the best knowledge of any Loan Party threatened, against any Loan Party or any of its Subsidiaries, in each case which would reasonably be expected to result in any Material Adverse Effect.

4.14         Ownership of Property; Liens.  As of the Closing Date, the real estate (together with any future acquired real estate, “Real Estate”) listed in Schedule 4.14 constitutes all of the real property owned, leased, subleased, or used by any Loan Party or any of its Subsidiaries.  As of the Closing Date, each of the Loan Parties and each of its Subsidiaries owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its leased Real Estate, all as described on Schedule 4.14, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent.  Schedule 4.14 further describes any Real Estate with respect to which any Loan Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date.  As of the Closing Date, each of the Loan Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets subject to applicable Permitted Encumbrances.  As of the Closing Date, none of the properties and assets of any Loan Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrower that are reasonably likely to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Loan Party or any of its Subsidiaries.  As of the Closing Date, Schedule 4.14 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.

4.15         Environmental Matters.  Except as set forth in Schedule 4.15, as of the Closing Date: (i) the Loan Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that would not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of $50,000 in the aggregate; (ii) the Loan Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not reasonably be expected to result in Environmental Liabilities of the Loan Parties or their Subsidiaries in excess of $50,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (iii) no Loan Party and no Subsidiary of a Loan Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Loan Party or Subsidiary which would reasonably be expected to be in excess of $50,000 in the aggregate, and no Loan Party or Subsidiary of a Loan Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (iv) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $50,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Loan Party or any Subsidiary of a Loan Party; and (v) no notice has been received by any Loan Party or any Subsidiary of a Loan Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that would be reasonably likely to result in any of the Loan Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes.

4.16         ERISA.

(a)           Except with respect to Multiemployer Plans, each Qualified Plan received a favorable determination or opinion letter from the IRS or is within the applicable remedial amendment period.  Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA and the IRC.  Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Title IV Plan.  No Loan Party has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Loan Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC in an amount that would reasonably be expected to have a Material Adverse Effect.

(b)           As of the Closing Date, except as set forth in Schedule 4.16:  (i) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (ii) except as would not reasonably be expected to have a Material Adverse Effect, no Loan Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; and (iii) except as would not reasonably be expected to have a Material Adverse Effect, within the last five years no Title IV Plan of any Loan Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA.

4.17         Deposit and Disbursement Accounts.  Schedule 4.17 lists all banks and other financial institutions at which any Loan Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

4.18         Agreements and Other Documents.  As of the Closing Date, each Loan Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 4.18:  supply agreements and purchase agreements not terminable by such Loan Party within sixty (60) days following written notice issued by such Loan Party and involving transactions in excess of $500,000 per annum (other than purchase orders entered into in the ordinary course of business); leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $10,000 per annum (other than purchase orders entered into in the ordinary course of business); licenses and permits held by the Loan Parties, the absence of which would reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Loan Party and any Lien granted by such Loan Party with respect thereto;  instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Loan Party; and the Project Documents.

4.19         Insurance.  Each Loan Party currently maintains in good repair, working order and condition (normal wear and tear excepted) all material properties as set forth in Section 5.2 and maintains all insurance described in such Section.  Schedule 4.19 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Loan Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

4.20         Taxes and Tax Returns.

(a)           As of the Closing Date, (i) all Tax Returns required to be filed by the Loan Parties have been timely and properly filed and (ii) all taxes that are due (other than taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP) have been paid, in each case except where the failure to file Tax Returns or pay

Taxes would not reasonably be expected to have a Material Adverse Effect.  No Governmental Authority has asserted any claim for taxes, or to any Loan Party’s knowledge, has threatened to assert any claim for taxes that would, if not paid by a Loan Party, have a Material Adverse Effect.  All taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workmen’s compensation premiums) with respect to the Loan Parties have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment), except for amounts the nonpayment of which would not be reasonably likely to have a Material Adverse Effect.

(b)           None of the Loan Parties has been notified that either the IRS, or any other Governmental Authority, has raised or intends to raise, any adjustments with respect to Taxes of the Loan Parties, which adjustments would be reasonably likely to have a Material Adverse Effect.

4.21         Project Construction.

(a)           Borrower has all necessary power and authority to enter into and perform its obligations under the Project Documents to which Borrower is a party or is otherwise bound, and all other agreements and instruments to be executed by Borrower in connection with the construction of the Improvements and the development of the Project;

(b)           the Project Documents to which Borrower is a party have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

(c)           the construction of the Project and the execution, delivery and performance by Borrower of its obligations under, and the consummation of the transactions contemplated by, each of the Project Documents to which Borrower is a party, and all other agreements and instruments to be executed by Borrower in connection therewith do not and will not (a) violate any Legal Requirement applicable to Borrower, (b) result in a breach of any of the terms, conditions or provisions of, or constitute a default under the organizational documents of Borrower, or any mortgage, indenture, agreement, permit, franchise, license, note or instrument to which Borrower is a party or by which it or any of its properties is bound, or (c) result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever upon any of the assets of Borrower (except as contemplated by this Agreement and by the other Loan Documents);

(d)           there are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority pending or, to Borrower’s knowledge, threatened against or affecting Borrower, any of its Affiliates or the Property, or any part thereof which affect or might affect the validity or enforceability of any of the Project Documents or which may have a material adverse effect on the Borrower’s ability to complete the Project;

(e)           all Construction Permits that are required in connection with the valid execution, delivery and performance by Borrower of the Project Documents and all other agreements and instruments to be executed by Borrower in connection therewith have been obtained (or will be obtained when required) and are (or will be) in full force and effect and Borrower agrees that all Construction Permits and Operating Permits required for the construction and operation of the Project and otherwise in connection with the carrying out or performance of any of the transactions required or contemplated thereby (other than routine construction and occupancy permits which are not appropriate or necessary for the stages of construction in question) will be obtained when required;

(f)            the Plans and Specifications have been approved, to the extent required by applicable Legal Requirements at such time, by all Governmental Authorities;

(g)           the anticipated use of the Project complies with all restrictive covenants affecting the Property and all Legal Requirements, including, without limitation, all applicable zoning ordinances and regulations and environmental laws;

(h)           all utility services and facilities necessary for the construction of the Project and, upon completion of construction, the operation, use and occupancy of the Project for their intended purposes are available (or will be available when needed) at the boundaries of the Project Land, including, without limitation, water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities and means of access between the Project Land and public ways;

(i)            except for the existing Trade Contracts disclosed to Agent in writing, Borrower has not made, assumed or been assigned any contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against all or any portion of the Property;

(j)            the current zoning law and declarations covering the Property, together with the Construction Permits and Operating Permits obtained by Borrower) permit ‘by-right’ the construction of the Project to be completed in accordance with the Plans and Specifications and, upon completion of construction in accordance with the Plans and Specifications, the current zoning law and declarations covering the Property, together with the Construction Permits and Operating Permits obtained or to be obtained by Borrower, permit the Project to be operated and used as contemplated by this Agreement and the other Loan Documents.

(k)           the Property currently and, upon completion of construction in accordance with the Plans and Specifications, the use thereof will be in all respects in compliance with all Construction Permits then required and Operating Permits then required, as applicable, and all other Legal Requirements, and such, except as described in Schedule 4.21(k), compliance is not dependent on any land, improvements or facilities not a part of the Property.

(l)            there are no pending, or to Borrower’s knowledge, threatened actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the zoning applicable to the Property or any part thereof, or any of the Construction Permits, as currently existing;

(m)          the Trade Contracts and the other Project Documents heretofore executed by, or assigned to and assumed by, Borrower are in full force and effect, not having been amended, modified, terminated, assigned or otherwise changed, or the provisions thereof waived, except as permitted hereunder or as has otherwise been disclosed to Agent; and

(n)           the Project Budget contains all Hard Costs and Soft Costs and any other costs and expenses reasonably anticipated to be incurred in connection the construction and development of the Project.

4.22         Certificate of Occupancy; Licenses.  On and after the date on which the Project Opening occurs (a) all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, any applicable liquor licenses and gaming licenses, to the extent applicable where the Property is located and required for the legal use, occupancy and operation of the Property for its intended purposes (collectively, the “Property Licenses”), will have been obtained and will be in full force and effect, (b) Borrower shall keep and maintain all Property Licenses necessary for the operation of the Property and (c) the uses being made of the Property is in conformity with the Certificate of Occupancy.

SECTION 5.
AFFIRMATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof and until the Termination Date:

5.1           Compliance With Laws and Contractual Obligations.

(a)           Each Loan Party will (i) comply with and shall cause each of its Subsidiaries to comply with (1) the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which any Loan Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (2) the obligations, covenants and conditions contained in all Contractual Obligations of such Loan Party or any of its Subsidiaries other than the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Loan Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  All asbestos containing material on the Property shall be demolished, removed and disposed of in accordance with all applicable federal, state and local laws, rules, regulations and orders.  This Section 5.1 shall not preclude any Loan Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, and no Lien (other than a Permitted Encumbrance) in respect thereof has been created.

(b)           Each Loan Party will comply with all applicable provisions of the Minnesota Licensing Statute and Borrower shall provide notice to the Minnesota Racing Commission of any new Lender hereunder, in the form of an affidavit described in subdivision 1, clause (d) of the Minnesota Licensing Statue as in effect on the date hereof, within five days of the occurrence of any assignment or other transfer of all or any part of the Loan to such Lender.

5.2           Insurance.  Each Loan Party will maintain or cause to be maintained, with insurers reasonably acceptable to Agent, liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in substantially similar businesses and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent. The Loan Parties shall maintain business interruption insurance providing coverage for a period of at least six (6) months and in an amount not less than $5,000,000 (or such greater amount as may be reasonably required, from time to time, by Agent).  Each Loan Party shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, (i) cause Agent to be named as lender’s loss payee in the case of casualty insurance, and assignee in the case of all business interruption insurance, in each case for the benefit of Agent and Lenders and (ii) cause Agent and each Lender to be named as additional insureds in the case of all liability insurance, and in each case such insurance shall be primary and non-contributory for the duration of this Agreement.  So long as no Event of Default has occurred and is continuing, proceeds of business interruption insurance will be released to the Loan Parties.  In the event any Loan Party fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at such Loan Party’s expense to protect Agent’s interests in the Collateral.  This insurance may, but need not, protect such Loan Party’s interests.  The coverage purchased by Agent may not pay any claim made by such Loan Party or any claim that is made against such Loan Party in connection with the Collateral.  If Agent purchases insurance for the Collateral, such Loan Party will be responsible for the costs of that insurance (which may exceed the cost of insurance that such Loan Party could obtain on its own), including interest and other Charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations.

5.3           Inspection; Consultants; Lender Meeting. Each Loan Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Loan Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested (collectively a “Field Review”).  At the reasonable request of Agent, Borrower shall (or permit Agent to) engage, at Borrower’s expense, examiners, appraisers, industry consultants, construction consultants, environmental engineering firms and other professionals that Agent deems appropriate to assist in the ongoing maintenance of the Project and Property.  Representatives of each Lender will be permitted to accompany representatives of Agent during each Field Review at Borrower’s expense; provided however, that with respect to any Lender which is not an Affiliate or a Related Fund of the Agent, this will be at such Lender’s expense.  In addition to the foregoing, each Loan Party will participate and will cause key management personnel of each Loan Party and its Subsidiaries to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

5.4           Organizational Existence.  Except as otherwise permitted by Section 6.6, each Loan Party will and will cause its material Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

5.5           Environmental Matters.  Each Loan Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) notify Agent promptly after such Loan Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Loan Party or its Subsidiaries in excess of $50,000; and (c) promptly forward to Agent a copy of any order, notice of actual or alleged violation or liability, request for information or any communication or report received by such Loan Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that would reasonably be expected to result in Environmental Liabilities in excess of $50,000.

5.6           Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Each Loan Party shall use reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral with a book value greater than $100,000 is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent. With respect to such leased locations or warehouse, processor or converter facility, or where Collateral is stored or located as to which no such agreement has been obtained, the Eligible Inventory at that location shall be subject to such Reserves as may be established by Agent in its reasonable credit judgment.  Each Loan Party shall and shall cause its Subsidiaries to timely and fully pay and perform their obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located (other than Collateral in an aggregate amount for all such locations not to exceed $100,000 in the aggregate).

5.7           Further Assurances.

(a)           Each Loan Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents, including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Agent or its designee after the occurrence of an Event of Default; and

(b)           In the event any Loan Party acquires a fee ownership interest in real property after the Closing Date, such Loan Party shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.

(c)           Each Loan Party shall (i) cause each Person, upon its becoming a Domestic Subsidiary of such Loan Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the real, personal and mixed property of such Domestic Subsidiary to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of such Domestic Subsidiary to secure the Obligations.  Each Loan Party shall pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, 66% of the outstanding voting Stock and 100% of the outstanding nonvoting Stock of any person upon its becoming a first tier Foreign Subsidiary of any Loan Party.  The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

5.8           Payment of Taxes.  Each Loan Party shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that such Loan Party shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which the affected Loan Party shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP.

5.9           Cash Management Systems.  Borrower shall, and shall cause each other Loan Party to, enter into Control Agreements with respect to each deposit account maintained by Borrower or any Subsidiary of Borrower (other than any payroll account so long as such payroll account is a zero balance account and the Cash Collateral Account) as of or after the Closing Date.  Each such Control Agreement shall be in form and substance satisfactory to Agent.  If any Control Agreement is terminated for any reason by the applicable bank with respect to one or more deposit accounts, Borrower shall immediately close such deposit accounts and transfer the funds held therein to a bank which then enters into a Control Agreement in form and substance satisfactory to Agent.

5.10         Project Construction.

(a)           General.  Borrower shall cause the Project to be constructed in accordance with the Plans and Specifications and Construction Schedule in all material respects.  Borrower shall cause the Project Costs of the construction of the Project to be in accordance with the Project Budget (subject to Borrower’s rights and obligations with respect to Shortfalls, and Borrower’s rights to change the Project Budget to the extent permitted under this Agreement).  Borrower shall cause construction of the Project in accordance with the Plans and Specifications (as they may be revised as permitted hereunder), free and clear of Liens or claims for materials supplied or for labor or services performed in connection with the construction of the Project or otherwise (other than Permitted Encumbrances).

(b)           Construction Schedule.  Each month during the period from the commencement of the Project until Substantial Completion of the Project, Borrower shall deliver to Agent and Construction Consultant a copy of an updated Construction Schedule reflecting, among other things, the anticipated dates of completion of and the timing of disbursements of incremental amount of various subcategories of the Project Budget, all in such form and containing such details as Agent may require in its reasonable discretion.

(c)           Budget Adjustments.  No adjustments in the Project Budget shall be deemed to be approved without the prior written consent of Agent, not to be unreasonably withheld, except to the extent expressly permitted hereunder.

(d)           Inspection of Project and Books and Records.

(i)            Borrower agrees to permit Agent and Construction Consultant, or designated representatives of any of them, to enter upon the Property, at any reasonable times during business hours on reasonable notice and without material interference with the construction of the Project, with free access to inspect or examine or, to the extent not located on the Property, to otherwise make available to Agent and Construction Consultant the following:

(A) all materials and shop drawings pertaining to the construction of the Project;

(B) any contracts, bills of sale, statements, receipts or vouchers pertaining to the construction of the Project;

(C) all work done, labor performed or materials furnished in and about the Project, including, without limitation, in connection with the construction of the Project;

(D) all books, contracts and records of Borrower or its Affiliates pertaining to the construction of the Project; and

(E) any other documents which are related to the construction of the Project.

(ii)           Borrower promptly will provide Agent or Construction Consultant with copies of any of the items set forth in clause (d) above as Agent or Construction Consultant, as the case may be, may from time to time reasonably request.  Borrower will make its representatives available to discuss Borrower’s affairs, finances and accounts relating to the construction of the Project, and Borrower will reasonably cooperate, and take all reasonable steps to cause any Architect, any Engineer, any General Contractor, if any, and any Major Trade Contractors, in each case for the Project, to cooperate with Agent and Construction Consultant, or any of their designated representatives, to enable such Person to perform its functions under this Agreement.

(e)           Correction of Work.  Borrower will, promptly after notice from Agent, correct any material defect in the Project or any material departure from the Plans and Specifications thereof.  Borrower agrees that the making of any Advance shall not constitute a waiver of Agent’s right to require compliance with this Section 5.10 with respect to any such defects or departures from the Plans and Specifications.  Borrower agrees that Agent’s failure to deliver such a notice shall not constitute a waiver by Agent of any of the obligations of Borrower hereunder.  Agent agrees to act in good faith and in a commercially reasonable manner in requiring the correction of Work pursuant to this Section 5.10(e).

(f)            Required Notices.

(i)            Borrower shall give notice to Agent promptly upon the occurrence of:

(A) any cessation of construction of the Project (after it has commenced) for a period in excess of five (5) consecutive calendar days;

(B) Borrower obtaining knowledge of any actual or threatened litigation, investigation or legal proceeding (including without limitation, a motion where injunctive or similar relief is sought) affecting the Project;

(C) any actual or threatened litigation or action of a Governmental Authority of which Borrower has knowledge concerning the actual or alleged presence, release, threat of release, placement on or in, or the generation, transportation, storage, treatment or disposal at, the Property and/or the Project of any Hazardous Material;

(D) any notice given pursuant to any Project Document alleging that there has occurred a default or other failure by Borrower in the fulfillment of Borrower’s obligations thereunder; and

(E) any condition which results in any delay in the Project which could result in Substantial Completion occurring after the date therefor set forth in the Construction Schedule, or in any further delay beyond any delays of which Agent has been previously notified.

(ii)           Each notice pursuant to this Section 5.10(f) shall be accompanied by a statement of Borrower setting forth details of the occurrence referred to therein and stating what action

Borrower proposes to take with respect thereto, in each case in such detail as Agent may reasonably require.

(g)           No Encroachments.  Borrower shall cause the Project to be constructed entirely within the perimeter of the Property and so as not to encroach upon or overhang any easement or right-of-way or any land of others, and when erected shall be wholly within any applicable building restriction lines, however established.

(h)           Compliance with Construction Documents.  Borrower shall abide by, perform and comply with all of Borrower’s obligations under each of the Project Documents for the Project and Borrower, at its sole cost and expense, shall use all commercially reasonable efforts to secure or enforce the performance of each and every material obligation, covenant, condition and agreement to be performed by the other parties under any such documents.

(i)            Changes in Agreements.  Except to the extent otherwise permitted herein, Borrower will not surrender, terminate, cancel, modify, amend, enter into any such agreement or any agreement in substitution for, or consent to the assignment of any Architect Agreement, any Developer Consultant Agreement, any Engineer Agreement, any Construction Management Agreements or any General Contractor Agreement (other than a change to existing agreements thereto which would not constitute a Material Change Order), without Agent’s prior written consent, which consent shall not be unreasonably withheld.  Agent shall promptly review all documents so submitted, and grant or deny its consent within ten (10) Business Days of Borrower’s request therefor; provided that the request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A REQUEST FOR AN APPROVAL WITH RESPECT TO A MATERIAL AGREEMENT.  IF AGENT FAILS TO RESPOND WITHIN 10 BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE, THE REQUESTED ACTION WITH RESPECT TO THE MATERIAL AGREEMENT WILL BE DEEMED APPROVED”, and if Agent does not respond during such ten (10) Business Day period, it shall be deemed to have approved such request, action or agreement.  If and to the extent any amendment, supplement, replacement or other modification is made to any of the foregoing, upon reasonable request by Agent, Borrower shall promptly cause the Architect, the Engineer or the General Contractor, as applicable, to deliver a certificate or other written statement which confirms, on and as of the date thereof, that the Architect Consent, the Engineer Consent, or the General Contractor Consent, as applicable, previously delivered in connection with the Advance remains valid, true, correct and complete as of the date of the original delivery of such certificate.  Borrower promptly will give notice to Agent of the surrender, termination, cancellation, modification, amendment, substitution or assignment of the Project Documents, whether or not Agent consented thereto pursuant to the immediately preceding sentence.

(j)            Major Trade Contracts.  Borrower will not, without Agent’s prior written consent, which consent shall not be unreasonably withheld, enter into any Major Trade Contract except the Major Trade Contracts existing on the date hereof or surrender, terminate, cancel, materially modify or amend any Major Trade Contract.  Agent shall promptly review all Major Trade Contracts so submitted, and grant or deny its consent within ten (10) Business Days of Borrower’s request therefor; provided that the request is accompanied by a notice, which provides in upper case bold-faced type:  “THIS IS A REQUEST FOR AN APPROVAL WITH RESPECT TO A MAJOR TRADE CONTRACT.  IF AGENT FAILS TO RESPOND WITHIN 10 BUSINESS DAYS OF THE EFFECTIVENESS OF THIS NOTICE, THE REQUESTED ACTION WITH RESPECT TO THE MAJOR TRADE CONTRACT WILL BE DEEMED APPROVED”, and if Agent does not respond during such ten (10) Business Day period, it shall be deemed to have approved such Major Trade Contracts.  Borrower certifies that, on or prior to the date hereof, Agent has been provided with a true, correct and complete copy of each Major Trade Contract.  In connection with the foregoing consent, Borrower may from time to time deliver to Agent and Construction Consultant a list of the names of prospective Major Trade Contractors with whom Borrower may contract for the construction of the Project.  Borrower will deliver to Agent an executed copy of any Trade Contract which Borrower enters into and will promptly give notice to Agent of the surrender, termination, cancellation, modification, amendment, substitution or assignment of any Trade Contract, whether or not Agent’s consent to such action is required pursuant to this Section 5.10(j).  Borrower shall deliver to Agent a copy of each subcontract entered into by any General Contractor within (10) days after such subcontract is entered into (to the extent that Borrower is aware of such subcontract and a copy thereof is made available to Borrower).

(k)           Final Survey.  Borrower will deliver to Agent within sixty (60) days after Substantial Completion has occurred, an updated “as-built” survey for the Project, dated no earlier than the date on which Substantial Completion occurs with a certification that there are no encroachments with respect to the Project on land other than the Property.

(l)            Construction Permit. Promptly after obtaining any material Construction Permit for the construction of the Project or any part thereof, Borrower shall deliver a copy thereof to Agent.

(m)          Certificate of Occupancy.  Upon Substantial Completion, Borrower shall obtain an unconditional permanent (or temporary) Certificate of Occupancy with respect to the Project and shall keep such certificate of occupancy in effect at all times thereafter.  To the extent Borrower obtains a temporary Certificate of Occupancy, Borrower shall diligently pursue and use all commercially reasonable efforts to obtain a permanent Certificate of Occupancy.

(n)           Agent Review.  Observation, inspection and approvals by Agent of the Plans and Specifications for the Project, any other Project Documents related to the Project, the construction of the Project and the workmanship and materials used therein shall impose no responsibility or liability of any nature whatsoever on Agent or Construction Consultant and no Person shall, under any circumstances, be entitled to rely upon such inspections and approvals by Agent or Construction Consultant for any reason.  Approvals granted by Agent for any matters covered under this Agreement shall be narrowly construed to cover only the parties and facts identified in any such approval.  Construction Consultant has been or will be retained by Agent solely as a consultant and has no authority to bind or otherwise act for or on behalf of Agent.

(o)           Trade Contractors.  Except as provided by law, no Trade Contractors or any other Person dealing with Borrower, including, without limitation, the Architect, the Engineer, if any, shall be, nor shall any of them be deemed to be, third party beneficiaries of this Agreement, but each shall be deemed to have agreed (i) that the Trade Contractor(s) or other Person in question shall look to Borrower as their sole source of recovery if not paid and (ii) except as otherwise agreed to in writing between Agent and the Trade Contractor(s) or other Person in question, that they may not claim against Agent under any circumstances.

5.11         Shortfalls.  If Borrower becomes aware of the existence of a Shortfall at any time, it shall promptly notify the Agent thereof.

5.12         Maintenance of Assets.  Each Loan Party shall keep and maintain all of its material assets in good working order and condition, ordinary wear and tear excepted.

SECTION 6.
NEGATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties that from and after the date hereof until the Termination Date:

6.1           Indebtedness.  The Loan Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 6.4) except:

(a)           Indebtedness described on Schedule 6.1;

(b)           the Obligations;

(c)           Indebtedness not to exceed $2,500,000 (less the aggregate amount of all Indebtedness permitted pursuant to Section 6.1(d) hereof that refinanced Indebtedness previously permitted pursuant to this Section 6.1(c)) in an aggregate principal amount at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases and purchase money Indebtedness for the purchase of fixed assets;

(d)           refinancings of Indebtedness permitted under clauses (a) and (e) that do not accelerate the scheduled dates for payment thereof, increase the principal amounts thereof, materially increase any interest rate or fees applicable thereto, add additional obligors therefor, or enhance the collateral therefor or the priority thereof; and

(e)           Contingent Obligations permitted by Section 6.4.

6.2           Liens and Related Matters.

(a)           No Liens.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Loan Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 6.2).

(b)           No Negative Pledges.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired and other than agreements containing (i) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (ii) restrictions with respect to a Subsidiary imposed pursuant to any agreement which has been entered into for the sale of disposition of all or substantially all of the equity interests or assets of such Subsidiary, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Subsidiary is permitted under this Agreement; and (iii) restrictions on assignments or sublicensing of licensed Intellectual Property.

(c)           No Restrictions on Subsidiary Distributions to Borrower.  Except as provided herein, the Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

6.3           Investments.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a)           Borrower and its Subsidiaries may make and own Investments in Cash Equivalents subject to Control Agreements in favor of Agent; provided that such Cash Equivalents are not subject to setoff rights;

(b)           Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $100,000 in the aggregate at any time outstanding;

(c)           non-cash consideration received in accordance with Section 6.7;

(d)           Investments existing on the Closing Date, as set forth on Schedule 6.3 and any renewals, amendments and replacements thereof that do not increase the amount thereof; and

(e)           Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses, so long as such expenses were incurred in the ordinary course of business, and which are consistent with similarly situated companies, and are being paid in accordance with customary trade terms of Borrower or such Subsidiary.

6.4           Contingent Obligations.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a)           those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(b)           those existing on the Closing Date and described in Schedule 6.4;

(c)           those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(d)           those arising with respect to customary indemnification obligations incurred in connection with Asset Dispositions permitted hereunder;

(e)           those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $50,000 in aggregate liability and any surety bonds or similar instruments required from time to time by the Minnesota Racing Commission;

(f)            those incurred with respect to Indebtedness permitted by Section 6.1 provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations and (ii) no Loan Party may incur

Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Loan Party under this clause (h); and

(g)           any other Contingent Obligation not expressly permitted by clauses (a) through (h) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $50,000 and no Loan Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Loan Party under this clause (i).

6.5           Restricted Payments.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a)           So long as Borrower is a limited liability company for tax purposes, it may make cash distributions to its Stockholders that are used by such Persons to pay income taxes (or estimates thereof) then due and owing with respect to the net income of Borrower taking into account losses from prior periods; provided that (i) no Default or Event of Default exists at the time of any such Restricted Payment or would occur as a result thereof and (ii) the amounts do not exceed the amount of taxes that would have been payable by the Borrower in the applicable period if Borrower was subject to the applicable entity level taxation;

(b)           Borrower may make cash distributions to its Stockholders in excess of the amount permitted, if any, pursuant to Section 6.5(a); provided that (i) no Default or Event of Default exists at the time of any such Restricted Payment or would occur as a result thereof and (ii) at the time of any such Restricted Payment (A) the ratio of Borrower’s (x) Funded Debt as of the date of such cash distribution after giving effect to any Advances made on such day to (y) EBITDA for the twelve Fiscal Month period ending on the last day of the immediately preceding Fiscal Month is less than 2.5 to 1.0 (the “Leverage Test”) and (B) based upon Projections (or any other documentation requested by Agent) reasonably satisfactory to Agent, Borrower has demonstrated that the Leverage Test will remain below 2.5 to 1.0 until the Termination Date.

(c)           Direct or indirect wholly-owned Subsidiaries of Borrower may make Restricted Payments to the entity which is the direct owner of the equity of such wholly-owned Subsidiary.

6.6           Restriction on Fundamental Changes.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly:  (a) amend, modify or waive any term or provision of its organizational documents in a manner adverse to the Lenders, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner adverse to the Agent or Lenders unless required by law; (b) enter into any transaction of merger or consolidation except, upon not less than five (5) Business Days prior written notice to Agent, any wholly-owned Subsidiary of Borrower may be merged with or into Borrower (provided that Borrower is the surviving entity) or any other wholly-owned Subsidiary of Borrower (provided that, in the case of any such merger of any Domestic Subsidiary with or into a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity); (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the Stock, business or assets of any other Person.

6.7           Disposal of Assets or Subsidiary Stock.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) dispositions of obsolete equipment not used or useful in the business; (b) any disposition of assets as a consequence of any loss, damage, destruction or other casualty or any condemnation or taking of such assets by eminent domain proceedings; (c) sales or dispositions of Cash Equivalents for not less than fair market value thereof and in return for cash or Cash Equivalents; (e) sales or other dispositions of assets by any Loan Party to any Loan Party; (f) dispositions described on Schedule 6.7 as long as the Net Proceeds of such Asset Disposition are applied as required by Section 2.5(c) and (g) Asset Dispositions by Borrower and its Subsidiaries (excluding sales of Accounts and Stock of any of Borrower’s Subsidiaries) if all of the following conditions are met:  (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $100,000; (ii) the consideration received is at least equal to the fair market value of such assets (as determined by the board of directors of the applicable Loan Party in good faith); (iii) at least 90% of the consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 2.5(c); and (v)  no Event of Default has occurred and is continuing or would result from such Asset Disposition.

6.8           Transactions with Affiliates.

(a)           The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Loan Party, except (a) as set forth on Schedule 6.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such Loan Party or any of its Subsidiaries and upon fair and reasonable terms which (except in the case of transactions among Domestic Loan Parties) are no less favorable to any such Loan Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, and which are disclosed to Agent in advance if they involve payments, receipts or transfers in excess of $100,000 in value in a single transaction or series of related transactions, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Loan Party or any of its Subsidiaries; (d) payment of director’s fees for individuals who are not officers or employees of one or more of the Sponsors or Affiliates thereof (other than the Borrower) not to exceed Twenty Five Thousand Dollars ($25,000) in the aggregate for any Fiscal Year of Borrower; (e) loans to employees permitted in Section 6.3, (f) reimbursement of employee travel and lodging costs incurred in the ordinary course of business, (g) the guaranty of the Obligations by Loan Parties and (h) employment agreements, equity incentive agreements and other employee and management arrangements in the ordinary course of business which are fully disclosed to, and reasonably approved by, the Agent; provided that no Event of Default has occurred and is continuing at the time of any such Restricted Payment or would result after giving effect thereto; provided further that it is expressly agreed that any such management fees not permitted to be so paid shall be accrued and paid when such Event of Default has been cured or waived.

6.9           Conduct of Business; Use of Property.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business or use the Property for any other purpose other than harness racing, pari-mutuel betting (live or simulcast), simulcast betting on live racing events and card gaming activities and other legal gaming activities (and operation of a restaurant, parking and other similar ancillary purposes).

6.10         Fiscal Year.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to change their Fiscal Year, except with prior notice to and approval of Agent.

6.11         Press Release; Public Offering Materials.  No Loan Party shall cause or permit the issuance of any press releases or other similar public disclosure, using the name of BDCF or its affiliates or referring to this Agreement, without giving BDCF a reasonable opportunity to review and comment thereon prior to issuance.

6.12         Subsidiaries.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary.

6.13         Deposit Accounts.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to establish any new deposit accounts (other than payroll, employee benefits and other similar trust accounts) without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a Control Agreement in form and substance reasonably acceptable to Agent.  No Loan Party shall deposit any new funds on or after the Closing Date in the Cash Collateral Account.

6.14         ERISA.  The Loan Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to have a Material Adverse Effect.

6.15         Sale-Leasebacks.  The Loan Parties shall not and shall not cause or permit their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction.

6.16         Availability.  The Borrower shall at no time permit the sum of Availability and Unrestricted Cash to be less than $1,250,000.

SECTION 7.
FINANCIAL COVENANTS/REPORTING

Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Loan Parties to perform and comply with, all covenants in this Section 7 applicable to such Person.

7.1           Financial Covenants.

(a)           Capital Expenditure Limits.  After the Project Opening, Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during any four (4) consecutive Fiscal Quarters of more than $2,500,000 in the aggregate; provided, however, that if such Capital Expenditures relate to improvements or FF&E related to commencement of forms of gaming which Borrower may legally engage in after the date hereof, then Borrower may make additional Capital Expenditures relating thereto with the consent of Agent in its sole discretion.

(b)           Minimum EBITDA.  Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, EBITDA for the 12-Fiscal Month period then ended of not less than the following:

Period	EBITDA

June 30, 2008	$(1,075,000)

September 30, 2008	$8,255,000

December 31, 2008	$8,835,000

March 31, 2009	$8,929,067

June 30, 2009	$8,893,600

September 30, 2009	$8,990,400

December 31, 2009	$8,787,200

March 31, 2010	$8,889,067

June 30, 2010	$8,940,000

September 30, 2010	$9,016,400

December 31, 2010	$9,092,800

March 31, 2011	$9,209,867

June 30, 2011	$9,268,400

September 30, 2011	$9,356,200

December 31, 2011	$9,444,000

March 31, 2012	$9,564,267

June 30, 2012	$9,624,400

September 30, 2012	$9,714,600

December 31, 2012 and the end of each Fiscal Quarter thereafter	$9,804,800

(c)           Maximum Leverage Ratio.  Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-Fiscal Month period then ended, of not more than the following:

5.0 to 1.0 for the Fiscal Quarter ending September 30, 2008;

4.6 to 1.0 for the Fiscal Quarter ending December 31, 2008;

4.6 to 1.0 for the Fiscal Quarter ending March 31, 2009;

4.6 to 1.0 for the Fiscal Quarter ending June 30, 2009;

4.5 to 1.0 for the Fiscal Quarters ending September 30, 2009;

4.6 to 1.0 for the Fiscal Quarters ending December 31, 2009;

4.6 to 1.0 for the Fiscal Quarters ending March 31, 2010;

4.3 to 1.0 for the Fiscal Quarters ending June 30, 2010;

4.3 to 1.0 for the Fiscal Quarters ending September 30, 2010;

4.2 to 1.0 for the Fiscal Quarters ending December 31, 2010;

4.2 to 1.0 for the Fiscal Quarters ending March 31, 2011;

4.0 to 1.0 for the Fiscal Quarters ending June 30, 2011;

3.9 to 1.0 for the Fiscal Quarters ending September 30, 2011;

3.9 to 1.0 for the Fiscal Quarters ending December 31, 2011;

3.8 to 1.0 for the Fiscal Quarters ending March 31, 2012;

3.6 to 1.0 for the Fiscal Quarters ending June 30, 2012;

3.6 to 1.0 for the Fiscal Quarters ending September 30, 2012;

3.5 to 1.0 for each Fiscal Quarter ending thereafter.

(d)           Annualization of EBITDA. For purposes of calculating compliance with the financial covenants set forth in this Section 7.1 for Fiscal Quarters ending after June 30, 2008 but on or prior to March 31, 2009, EBITDA will be measured for measurement periods commencing on July 1, 2008 and ending on the last day of each such Fiscal Quarter and will be multiplied by 4, 2 and 1.333 for the Fiscal Quarters ending September 30, 2008, December 31, 2008 and March 31, 2009, respectively.

7.2           Financial Statements and Other Reports.  Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures).  Borrower will deliver each of the Financial Statements and other reports described below to Agent (and each Lender in the case of the Financial Statements and other reports described in Sections (7.2)(a), (b), (e), (g), (h), (i) and (m)).

(a)           Monthly Financials.  As soon as available and in any event within thirty (30) days after the end of each Fiscal Month other than the last month of any Fiscal Quarter, Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such month, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Month and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such Fiscal Month, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 7.2(h) and (3) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.   Borrower shall deliver the items required under this Section 7.2(a) with respect to the last month of any Fiscal Quarter (including the last Fiscal Month of any Fiscal Year) concurrently with its delivery of the quarterly financial statements required pursuant to Section 7.2(b).

(b)           Quarterly Financials.  As soon as available and in any event within forty-five (45) days after the end of each Fiscal Quarter (including the last Fiscal Quarter of Borrower’s Fiscal Year), Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such quarter, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Borrower to the end of such Fiscal Quarter, (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent Projections for the current Fiscal Year delivered pursuant to Section 7.2(h) and (3) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan.

(c)           Year-End Financials.  As soon as available and in any event within ninety (90) days after the end of each Fiscal Year of Borrower, Borrower will deliver (1) the consolidated balance sheets of Borrower and its Subsidiaries, as at the end of such year, and the related consolidated statements of income, stockholders’ equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of Borrower and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants (and for each Fiscal Year ending after December 31, 2006, from a “Big Four” accounting firm) selected by Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(d)           Accountants’ Reports.  Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Borrower or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(e)           Regulatory Filings.  Promptly upon receipt thereof, Borrower will deliver copies of all reports, notices or any other documentation received from any regulatory body, including, without limitation any gaming regulatory body.  Promptly upon delivery thereof, Borrower will deliver copies of all filings, reports, notices or any other documentation provided to any regulatory body, including, without limitation, any gaming regulatory body.

(f)            Management Report.  Together with each delivery of Financial Statements of Borrower pursuant to Sections 7.2(a) and (b), Borrower will deliver a management report (1) describing the operations and financial condition of Borrower and its Subsidiaries for the Fiscal Month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations.  The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Borrower to the effect that such information fairly presents in all material respects the results of operations and financial condition of Borrower and its Subsidiaries as at the dates and for the periods indicated.

(g)           Appraisals.  From time to time, if Agent or any Lender determines that obtaining appraisals is necessary in order for Agent or such Lender to comply with applicable laws or regulations, Agent will, at Borrower’s expense, obtain appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of the Real Estate owned by Loan Parties.  In addition to the foregoing, at Borrower’s expense, at any time while and so long as an Event of Default shall have occurred and be continuing, and in the absence of a Default or Event of Default not more than once during each calendar year, Agent may obtain appraisal reports in form and substance and from appraisers satisfactory to Agent stating the then current market values of all or any portion of the Real Estate and personal property owned by any of the Loan Parties.

(h)           Projections.  As soon as available and in any event no later than the last day of each of Borrower’s Fiscal Years, Borrower will deliver Projections of Borrower and its Subsidiaries for the forthcoming Fiscal Year month by month.

(i)            SEC Filings and Press Releases.  Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements, material reports and material notices sent or made available by Borrower or any of its Subsidiaries to its Stockholders, (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Borrower or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority, and (3) all press releases and other statements made available by Borrower or any of its Subsidiaries to the public concerning developments in the business of any such Person.

(j)            Events of Default, Etc.  Promptly upon any officer of any Loan Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Borrower or any of its Subsidiaries with respect to any such event or condition and a certificate of Borrower’s chief executive officer specifying the nature and period of existence of such event or condition and what action Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto:  (1) any condition or event that constitutes, or which could reasonably be expected to result in the occurrence of, an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 8.1(b); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

(k)           Litigation.  Promptly upon any officer of any Loan Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Loan Party after due inquiry, threatened against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Loan Party or any property of any Loan Party which, in each case, would reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(l)            Notice of Corporate and other Changes.  Borrower shall provide prompt written notice of (1) all jurisdictions in which a Loan Party becomes qualified after the Closing Date to transact business, (2) any change after the Closing Date in the authorized and issued Stock of any Loan Party or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (3) any Subsidiary created or acquired by any Loan Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, (4) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 4 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect and (5) Asset Disposition that may result in a mandatory prepayment pursuant to Section 2.5(c).  The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(m)          Other Information.  With reasonable promptness, Borrower will deliver such other information and data with respect to any Loan Party or any Subsidiary of any Loan Party as from time to time may be reasonably requested by Agent or any Lender.

(n)           Compliance and Excess Cash Flow Certificate.  Together with each delivery of Financial Statements pursuant to Section 7.2(a) for the last month of each Fiscal Quarter and Section 7.2(c), Borrower will deliver a fully and properly completed Compliance and Excess Cash Flow Certificate (in substantially the same form as Annex F (the “Compliance and Excess Cash Flow Certificate”) signed by Borrower’s chief executive officer or chief financial officer; provided that the Excess Cash Flow portion of such certificate is only required to be delivered annually; provided that

Schedule 2 of the Compliance and Excess Cash Flow Certificate shall be delivered only in connection with the Financial Statements of Borrower and its Subsidiaries delivered pursuant to Section 7.2(c).

(o)           Taxes.  Borrower shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes or other Charges by any Loan Party or any of its Subsidiaries and (ii) any agreement by any Loan Party or any of its Subsidiaries or request directed to any Loan Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

7.3           Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.  For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.  Financial statements and other information furnished to Agent pursuant to Section 7.2 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation and shall present fairly in all material respects the financial condition and results of operation of the Loan Parties; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made.  Notwithstanding the foregoing, in the event that any Accounting Change shall occur and such change results in a change in the method of calculation of the financial covenants, standards or terms in this Agreement, then Borrower and Agent agree to negotiate in good faith in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Loan Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

SECTION 8.
DEFAULT, RIGHTS AND REMEDIES

8.1           Event of Default.  “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a)           Payment.  (1) Failure to pay any installment or other payment of principal of the Term Loan or interest or Fees on the Term Loan or any other amount due under this Agreement or any of the other Loan Documents when due; or

(b)           Default in Other Agreements.  (1) Any Loan Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Term Loan) or any Contingent Obligations or (2) breach or default of any Loan Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Term Loan) or any Contingent Obligations, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $10,000 or having an aggregate principal amount in excess of $50,000 to become or be declared due prior to their stated maturity; or

(c)           Breach of Certain Provisions.  Failure of any Loan Party to perform or comply with any term or condition contained in (1) the BDCF Fee Letter, (2) Section 7.2 which failure continues for more than five (5) Business Days after the date specified for performance or compliance with such term or condition, (3) that portion of Section 5.2 relating to the Loan Parties’ obligation to maintain insurance, or (4) Section 5.1(b), Section 5.3, Section 5.4, Section 6 or Section 7.1; or

(d)           Breach of Warranty.  Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

(e)           Other Defaults Under Loan Documents. Any Loan Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 8.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within ten (10) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of Borrower or any other Loan Party of such default; or

(f)            Involuntary Bankruptcy; Appointment of Receiver, Etc.  (1) A court enters a decree or order for relief with respect to any Loan Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged:  (a) an involuntary case is commenced against any Loan Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Loan Party, for all or a substantial part of the property of the Loan Party; or

(g)           Voluntary Bankruptcy; Appointment of Receiver, Etc.  (1) Any Loan Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Loan Party makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Loan Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 8.1(g); or

(h)           Judgment and Attachments.  Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 8.1) involving (1) an amount in any individual case in excess of $100,000 or (2) an amount in the aggregate at any time in excess of $100,000 (in either case to the extent not adequately covered by insurance in Agent’s sole discretion as to which the insurance company has acknowledged coverage) is entered or filed against one or more of the Loan Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i)            Dissolution.  Any order, judgment or decree is entered against any Loan Party decreeing the dissolution or split up of such Loan Party and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

(j)            Solvency.  Borrower or Loan Parties taken as a whole cease to be Solvent; any Loan Party fails to pay its debts as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

(k)           Invalidity of Loan Documents.  Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Loan Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(l)            Change of Control.  A Change of Control occurs;

(m)          Substantial Completion.  (1) Substantial Completion of the Project has not occurred on or prior to June 30, 2008 or (2) at any time it is not possible in accordance with then applicable Legal Requirements, for Borrower to open a card room of at least fifty tables on or prior to July 1, 2008; or

(n)           Operations.  (1) Borrower fails to keep a card room of at least fifty tables operating at all times after July 1, 2008 (subject to temporary closures pursuant to normal operating procedures), (2) any gaming, racing or related license, authorization or agreement of Borrower necessary for the operation of the Project are terminated or suspended or (3) subsequent to the Project Opening, Borrower ceases to operate and conduct its business (as contemplated on the Closing Date) at the Property or terminates such business for any reason whatsoever.

8.2           Suspension or Termination of Term Loan Commitment.  Upon the occurrence of any Default or Event of Default, Agent may, and at the request of Requisite Lenders Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Advances under the Term Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Lenders or cured within any applicable grace or cure period, the Term Loan Commitment shall be reinstated.

8.3           Acceleration and other Remedies.  Upon the occurrence of any Event of Default described in Sections 8.1(f) or 8.1(g), the Term Loan Commitment shall be immediately terminated and all of the Obligations, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Term Loan Commitment shall thereupon terminate.  Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the Requisite Lenders, Agent shall, by written notice to Borrower (a) reduce the aggregate amount of the Term Loan Commitment from time to time, (b) declare all or any portion of the Term Loan and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and (c) exercise any other remedies which may be available under the Loan Documents or applicable law.  Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may reasonably request with respect to such cash collateral.  Borrower and its Affiliates shall cooperate with Agent to (i) facilitate the orderly transfer (to the fullest extent permitted by applicable Legal Requirements) to Agent or its designee of all liquor license, casino operator and other licenses and permits with respect to the Property, and (ii) enable the continued provision of alcoholic beverages, the operation of liquor services and the operation of casino and gambling services at the Property without interruption, in each case, until such time as Agent or its designee shall have obtained such licenses and permits.  If any other party is the holder of the foregoing licenses and permits with respect to all or any portion of the Property, either as of the date hereof or subsequent to the date hereof, Borrower and its Affiliates shall cause such party to deliver to Agent in writing an agreement to abide by the foregoing.

8.4           Construction Related Remedies

(i)            Right to Stop Disbursing Funds.  In addition to any other rights and remedies which Agent and Lenders may have pursuant to this Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof, (i) so long as an Event of Default shall exist, Agent and Lenders may decline to make all or any portion of such further Advances as Agent and Lenders may elect and/or (ii) so long as an Event of Default shall exist, any or all obligations of Agent and Lenders under this Agreement, at the option of Agent and Lenders, shall cease and terminate; provided, however, Agent and Lenders may make all or any portion of any Advance so long as any such Event of Default shall exist without thereby becoming obligated to make all or a portion of any other or further Advance or waiving Agent and Lenders’ right to exercise any of Agent and Lenders’ rights and remedies pursuant to any one or more of the Loan Documents or as may be available at law or equity.

(ii)           Right to Complete.  In addition to any other rights and remedies which Agent may have under this Agreement and the other Loan Documents or pursuant to law or equity, and without limitation thereof (but subject to applicable law and regulation), after the occurrence of any Event of Default and upon acceleration of the Term Loan, Agent may enter upon the Property and into possession of the Property and any other Property (and exclude Borrower and any other persons therefrom) and cause completion of the construction of the Project substantially in accordance with the Plans and Specifications, with such changes therein as Agent may from time to time deem appropriate, all at the sole risk, cost and expense of Borrower.  Agent shall have the right, at any and all times, in its sole discretion to discontinue any work commenced by Agent with respect to the construction of the Project or to change any course of action undertaken by it and shall not be bound by any limitations or requirements of time whether set forth herein or otherwise.  Upon acceleration of the Term Loan, Agent shall have the right and power (but shall not be obligated) to assume all or any portion of the obligations of Borrower under any or all Project Documents as Agent may elect and to take over and use all or any part or parts of the labor, materials, supplies and equipment contracted for by or on behalf of Borrower, whether or not previously incorporated into the Property.  In connection with any portion of the construction of the Project undertaken by Agent pursuant to the provisions of this Section 8.4, Agent may do any or all of the following as Agent, in its sole discretion, may elect:

(A)          engage builders, general contractors, general and trade contractors, suppliers, architects, engineers, inspectors and others for the purpose of furnishing labor, materials, equipment and fixtures in connection with the construction of the Project;

(B)           amend, modify or terminate any then existing contracts between Borrower and any of the persons described in the preceding clause (A);

(C)           pay, settle or compromise all bills or claims which may become Liens against the Property, or which have been or may be incurred in any manner in connection with the construction of the Project or for the discharge of liens, encumbrances or defects in the title of the Property; and

(D)          take such other action (including the employment of watchmen and the taking of other measures to protect the Property) or refrain from acting under this Agreement as Agent may in its sole and absolute discretion from time to time determine without any limitation whatsoever.

(iii)          Sums Advanced.  Borrower shall be liable to Agent and Lenders for all sums paid or incurred for the construction of the Project whether the same shall be paid or incurred pursuant to the provisions of this Section 8.4 or otherwise, and all other payments made or liabilities incurred by Agent and Lenders under this Agreement of any kind whatsoever (except to the extent it is determined by a court of competent jurisdiction, beyond right of appeal, that such liabilities arose solely and directly out of the gross negligence or willful misconduct of Lenders), all of which shall be paid by Borrower to Agent upon demand with interest at the Default Rate to the date of payment to Lender, and all of the foregoing sums, including such interest at the Default Rate, shall be deemed and shall constitute Advances under this Agreement and be evidenced and secured by the Loan Documents.

8.5           Performance by Agent.  In addition to Agent’s rights under Section 8.4, if any Loan Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents which failure constitutes an Event of Default, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Loan Party after the expiration of any cure or grace periods set forth herein.  In such event, such Loan Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 2.2(d) from the date of such expenditure until paid.  Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Loan Party under this Agreement or any other Loan Document.

8.6           Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default.  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 2.1 and Section 2.5 hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows: first, to all costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest and Fees with respect to the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding (other than Obligations owed to any Lender under an Interest Rate Agreement) (and with respect to amounts applied to Term Loan, pro rata among all remaining Scheduled Installments thereof); and fourth to any other obligations of Borrower owing to Agent or any Lender under the Loan Documents or any Interest Rate Agreement.  Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 9.
ASSIGNMENT AND PARTICIPATION

9.1           Assignment and Participations.

(a)           Subject to the terms of this Section 9.1 and all applicable required governmental or regulatory approval, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Term Loan, or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall:  (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee and which consent is not required by an assignment between Lenders or from a Lender to an Affiliate of a Lender) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 9.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent and the Borrower that it is purchasing the applicable Term Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except with respect to any assignment by a Lender to an Affiliate of such Lender, after giving effect to any such partial assignment, the assignee Lender shall have Term Loan Commitment in an amount at least equal to $2,500,000 and the assigning Lender shall have retained Term Loan Commitment in an amount at least equal to $2,500,000 and (iv) unless waived by Agent, require a payment to Agent of an assignment fee of $3,500 (other than direct or indirect assignments from a Lender to an Affiliate of a Lender).  Notwithstanding the above, Agent may in its sole and absolute discretion (subject to applicable law and regulation) permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees.  In the case of an assignment by a Lender that has become effective under this Section 9.1, (i) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder and (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Term Loan Commitment or assigned portion thereof and the Term Loan, and other interests assigned by it from and after the effective date of such assignment.  Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender.”  In all instances, each Lender’s liability to make Term Loan hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Term Loan Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall (i) notify the Minnesota Racing Commission thereof in accordance with Section 5.1(b) and (ii) upon the request of Agent or such Lender, execute new Term Notes in exchange for the Term Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 9.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to a trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.  Notwithstanding any other provision of this Agreement to the contrary, neither the Lenders nor any of their successors or assigns shall assign or transfer any interest herein without obtaining a representation from such successor or assign that any such assignment or transfer would not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to the Plans or in a manner violative of applicable law or regulation.

(b)           Any participation by a Lender of all or any part of its Term Loan Commitment shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii)

any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 2.8, 2.9, 9.3 and 10.1, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender.”  Except as set forth in the preceding sentence no Borrower or any other Loan Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.  Each Lender having sold a participation in any of its obligations, acting solely for this purpose as agent for the Borrower, shall maintain a register for the recordation of the names and addresses of such participants (and each change thereto, whether by assignment or otherwise) and the rights, interests or obligations of such participants and in any right to receive any payments hereunder.

(c)           Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Term Loan, the Term Notes or other Obligations owed to such Lender.

(d)           Agent shall maintain, on behalf of Borrower, in its offices a “register” for recording the name, address, commitment and Term Loan owing to each Lender.  The entries in such register shall be conclusive evidence of the amounts due and owing to each Lender in the absence of manifest error.  Borrower, Agent and each Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement.  The register described herein shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice.

(e)           A Lender may furnish any information concerning Loan Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 10.14.

(f)            No Lender, without the prior written consent of Borrower and Agent, shall assign or sell participations in any portion of its Term Loan or Term Loan Commitment to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 2.8(a), increased costs or an inability to fund LIBOR Loan under Section 2.8(b), or withholding taxes in accordance with Section 2.9.

9.2           Agent.

(a)           Appointment.  Each Lender hereby designates and appoints BDCF as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto.  Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 9.2 and Section 10.2.  The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Loan Party.  Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b)           Nature of Duties.  The duties of Agent shall be mechanical and administrative in nature.  Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender.   Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.  Each Lender shall make its own independent investigation of the financial condition and affairs of each Loan Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Loan Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein).  If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender.  Agent shall promptly notify each Lender any time that the Requisite Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c)           Rights, Exculpation, Etc.  Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).  In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Loan Party.  Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Loan Party, or the existence or possible existence of any Default or Event of Default.  Agent may at any time request instructions from Requisite Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant.  If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 9.2(e).

(d)           Reliance.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any written notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder.  Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(e)           Indemnification.  Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction.  If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished.  The obligations of Lenders under this Section 9.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)            BDCF (or any successor Agent) Individually.  With respect to its Term Loan Commitment hereunder, BDCF (or any successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender.  The terms “Lenders,” “Requisite Lenders,” or any similar terms shall, unless the context clearly otherwise indicates, include BDCF (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders.  BDCF (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Loan Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders.  BDCF (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.   Each Lender acknowledges that BDCF may purchase certain equity interest in Borrower and acknowledges the potential conflict of interest of BDCF, as Agent and as a Lender and as a holder of an equity interest in Borrower and consents thereto.

(g)           Successor Agent.

(i)            Resignation.  Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders.  Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii)           Appointment of Successor.  Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be subject to Borrower’s approval (which shall not be unreasonably withheld or delayed).  If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower, shall then appoint a successor Agent which, unless an Event of Default has occurred and is continuing shall be reasonably acceptable to Borrower (such consent not to be unreasonably withheld) who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii)          Successor Agent.  Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  After any retiring Agent’s resignation as Agent, the provisions of this Section 9.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

(h)           Collateral Matters.

(i)            Release of Collateral.  Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (x) on the Termination Date, (y) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (Agent may rely in good faith conclusively on any such certificate, without further inquiry, and Agent agrees to release such Lien upon receipt of a written request therefor from Borrower) or (z) in accordance with the provisions of the next sentence.  In addition, with the consent of Requisite Lenders, during any Fiscal Year Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than ten percent (10%) of the total book value of all Collateral as of the first day of such Fiscal Year.

(ii)           Confirmation of Authority; Execution of Releases.  Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 9.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 9.2(h)(i).  Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Loan Party, in respect of), all interests retained by any Loan Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii)          Absence of Duty.  Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 9.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i)            Agency for Perfection.  Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control.  Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions.  Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Term Loan unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(j)            Notice of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice.  Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 8.  Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(k)           Lender Actions Against Collateral.  Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Term Loan, against Borrower or any Loan Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of the Agent or Requisite Lenders.  All such enforcement actions and proceedings shall be (i) taken in concert and (ii) at the direction of or with the consent of Agent or Requisite Lenders.  With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Term Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders under the Mortgages in accordance with the provisions hereof.

(l)            Agent Reports.  Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s Affiliates).  With respect to each Report, each Lender hereby agrees that:

(i)            Agent (and Agent’s Affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration.  Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Loan Parties and will not rely on any Report or make any claim that it has done so.  In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

(ii)           Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s Affiliates) regarding the operations and condition of the Loan Parties may not be reflected in each Report.  Agent (and Agent’s Affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s Affiliates) in connection with or using any Report or any related documentation; and

(iii)          Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone.

9.3           Set Off and Sharing of Payments.  Subject to Section 9.2(k), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent.  Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower shall not affect the validity of such set off and application.  Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares.  Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

9.4           Disbursement of Funds.  Agent may, on behalf of Lenders, disburse funds to Borrower for any Term Loan requested.  Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower.  If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Advance requested by Borrower no later than noon (New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date.  If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent.  Any repayment required pursuant to this Section 9.4 shall be without premium or penalty.  Nothing in this Section 9.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 9.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

9.5           Disbursements of Advances; Payment.

(a)           Advances; Payments.  Each Lender shall make the amount of such Lender’s Pro Rata Share of such Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Section 2.1(e) not later than 2:00 p.m. (New York time) on the requested Funding Date in the case of an Index Rate Loan and not later than 10:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Advance to Borrower as designated by Borrower in the Advance Request.  All payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

(b)           Availability of Lender’s Pro Rata Share.  Agent may assume that each Lender will make its Pro Rata Share of each Advance available to Agent on each Funding Date.  If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind.  If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent.  Nothing in this Section 9.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Term Loan Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.  To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Lender.

(c)           Return of Payments.

(i)            If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)           If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Loan Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)           Non-Funding Lenders.  The failure of any Lender (a “Non-Funding Lender”) to make any Advance or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make any Advance, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make any Advance or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 10.
MISCELLANEOUS

10.1         Indemnities.

Borrower agrees to indemnify, pay, and hold Agent, each Lender, and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses from any suits, claims or demands (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents or Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction.  If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

10.2         Amendments and Waivers.

(a)           Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b)           No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 3.2 or Section 3.3 to the making of any Loan shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of an Advance set forth in Section 3.2 or Section 3.3 unless the same shall be in writing and signed by Agent, Requisite Lenders and Borrower.

(c)           No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby:  (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Term Loan Commitment (which action shall be deemed only to affect those Lenders whose Term Loan Commitment are increased or the scheduled date of expiration of whose Term Loan Commitment are postponed or extended and may be approved by Requisite Lenders, including those Lenders whose Term Loan Commitment are increased or the scheduled date of expiration of whose Term Loan Commitment are postponed or extended); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or, except as otherwise permitted in Section 6.7 or Section 9.2(h), release Collateral (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Term Loan Commitment or of the aggregate unpaid principal amount of the Term Loan that shall be required for Lenders or any of them to take any action hereunder (which action shall be deemed to directly affect all Lenders); and (vii) amend or waive this Section 10.2 or the definition of the terms “Requisite Lenders” insofar as such definitions affect the substance of this Section 10.2 or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders).  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.2 shall be binding upon each holder of the Term Notes at the time outstanding and each future holder of the Term Notes.

10.3         Notices.  Any notice or other communication required shall be in writing addressed to the respective party as set forth below and may be personally served, sent by e-mail, telecopied, sent by overnight courier service or U.S. mail and shall be deemed to have been given:  (a) if delivered in person, when delivered; (b) if delivered by fax, on the date of transmission if transmitted on a Business Day before 4:00 p.m. New York time; (c) if sent by e-mail, by the sender’s receipt of an e-mail acknowledgment confirming delivery thereof, (d) if delivered by overnight courier, one (1) Business Day after delivery to the courier properly addressed; or (e) if delivered by U.S. mail, four (4) Business Days after deposit with postage prepaid and properly addressed.

Notices shall be addressed as follows:

If to Borrower:	North Metro Harness Initiative, LLC
2001 Killebrew Drive
Bloomington, MN 55425
ATTN: Thomas E. Fox
Fax: (952) 853-9991

With a copy to:	Ruben & Aronson, LLP
4800 Montgomery Lane, Suite 150
Bethesda, MD 20814
ATTN: Lawrence A. London, Esq.
Fax: (301) 951-9636

If to Agent:	Black Diamond Commercial Finance, L.L.C.
One Sound Shore Drive, Suite 203
Greenwich, Connecticut 06830

ATTN: North Metro Harness Initiative, Account
Officer
Fax: (203) 674-7808

With a copy to:	The Bank of New York
600 East Las Colinas Blvd., Suite 1300
Irving, Texas 75039
ATTN: Bob Hingston
Fax: (972) 401-8555

With a copy to:	Latham & Watkins LLP
233 South Wacker Drive
Suite 5800, Sears Tower
Chicago, Illinois 60606
ATTN:	Jeff Moran
Fax: (312) 993-9767

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

10.4         Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default.  All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

10.5         Marshaling; Payments Set Aside.  Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations.  To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

10.6         Severability.  The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

10.7         Lenders’ Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Advance that was to have been made by the Lender so failing to make such Loan.  Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

10.8         Headings.  Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

10.9         Applicable Law.  THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPALS.

10.10       Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders and any such purported assignment without such written consent shall be void.

10.11       No Fiduciary Relationship; Limited Liability; Retention of Construction Consultant.

(a)           No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Loan Party by Agent or any Lender.  Borrower and each other Loan Party agree that neither Agent nor any Lender shall have liability to Borrower or any other Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by Borrower or any other Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction.  Neither Agent nor any Lender shall have any liability with respect to, and Borrower and each other Loan Party hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by Borrower and any other Loan Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

(b)           Agent has retained Construction Consultant, at the sole cost of the Borrower, to perform certain services and advise Agent generally with respect to the Project. The fees of Construction Consultant shall be paid by Borrower within thirty (30) days after billing therefor and expenses incurred by Agent on account thereof shall be reimbursed to Agent within ten (10) days after request therefor, but neither Agent, Lenders nor Construction Consultant shall have any liability to Borrower on account of: (i) the services performed by Construction Consultant; (ii) any neglect or failure on the part of Construction Consultant to properly perform its services; or (iii) any approval given or withheld by Construction Consultant.  Neither Agent, Lenders nor Construction Consultant assumes any obligation of Borrower or any other Person concerning the quality of construction of the Project or the absence therefrom of defects.  Borrower acknowledges that (i) Construction Consultant has been retained by Agent to act as a consultant and only as a consultant to Agent in connection with the construction of the Project and has no duty to Borrower, (ii) Construction Consultant shall in no event or under any circumstance have any power or authority to make any decision or to give any approval or consent or to do any other act or thing which is binding upon Agent or any Lender, and any such purported decision, approval, consent, act or thing by Construction Consultant on behalf of Agent shall be void and of no force or effect, (iii) Agent reserves the right to make any and all decisions required to be made by Agent under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Agent under this Agreement and to accept or not accept any matter or thing required to be accepted by Agent under this Agreement, and without being bound or limited in any manner or under any circumstances whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, certificate or report provided or not provided, by Construction Consultant to Agent or any other person or party with respect thereto, (iv) Agent reserves the right in its sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, certificate or report furnished or provided by the Construction Consultant to Agent or any other person or party, and (v) Agent reserves the right in its sole and absolute discretion to replace Construction Consultant with another construction consultant at any time and without approval by or prior (but with subsequent) notice to Borrower.

10.12       Subrogation Rights of Agent and Lenders.  To the extent that proceeds of the Term Loan are used to pay indebtedness secured by any outstanding Lien, security interest, charge or prior encumbrance against the Project, Agent and Lenders shall be subrogated to any and all rights, security interests and Liens owned by any owner or holder of such outstanding Liens, security interests, charges or encumbrances, irrespective of whether said Liens, security interests, charges or encumbrances are released.

10.13       Construction.  Agent, each Lender, Borrower and each other Loan Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Loan Party.

10.14       Confidentiality.  Until the Termination Date, Agent and each Lender agree to exercise their best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, or Persons employed by or engaged, by Agent, a Lender or any of their respective Affiliates or a Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services.  The confidentiality provisions contained in this Section 10.14 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process, (ii) consisting of general portfolio information that does not specifically identify Borrower or (iii) to a Person that is a trustee, investment advisor, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization.  For the purposes of this Section, “Securitization” shall mean a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in party, by the Term Loan.    Each Loan Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Loan Party for review and comment prior to the publication thereof.  Agent may provide to industry trade organizations information with respect to, or relating to, this Agreement that is necessary and customary for inclusion in league table measurements.  The obligations of Agent and Lenders under this Section 10.14 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.  Agent and each Lender acknowledge that from time to time they may be in possession of material non-public information about Borrower, the Sponsors, and their publicly traded parent corporations.  Agent and each Lender are aware that United States securities laws impose restrictions on trading in securities while in possession of material non-public information or “tipping” others with respect to such trading.

10.15       CONSENT TO JURISDICTION.  BORROWER AND LOAN PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S

ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS  SHALL BE LITIGATED IN SUCH COURTS.  BORROWER AND LOAN PARTIES EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS.  BORROWER AND LOAN PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER AND LOAN PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.  NOTWITHSTANDING THE FOREGOING, EACH LOAN PARTY HEREBY APPOINTS CT CORPORATION SYSTEM, LOCATED 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NY 10011, U.S.A. AS ITS AGENT FOR SERVICE OF PROCESS IN ANY PROCEEDING IN ANY COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS.

10.16       WAIVER OF JURY TRIAL.  BORROWER, LOAN PARTIES, AGENT  AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.  BORROWER, LOAN PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS.  BORROWER, LOAN PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

10.17       Survival of Warranties and Certain Agreements.  All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Term Loan, and the execution and delivery of the Term Notes.  Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 2.8, 2.9 and 10.1 shall survive the repayment of the Obligations and the termination of this Agreement.

10.18       Entire Agreement.  This Agreement, the Term Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof (other than the BDCF Fee Letter), and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto.  All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

10.19       Counterparts; Effectiveness.  This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.20       Replacement of Lenders.

(a)           Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 2.8 or 2.9 or, as provided in Section 10.20(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

(i)            Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Term Loan Commitment hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 9.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 9.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 2.8 or 2.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 2.8 or 2.9 through the date of such sale and assignment; or

(ii)           Borrower may, with Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Term Loan Commitment, in which case the Term Loan Commitment will be reduced by the amount of such Pro Rata Share.  Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Term Loan Commitment.

(b)           In the case of a Non-Funding Lender pursuant to Section 9.5(d), at Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Term Loan and Term Loan Commitment of that Non-Funding Lender for an amount equal to the principal balance of all Term Loan held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c)           If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 10.2 (a “Proposed Change”):

(i)            requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii) and (iv) below being referred to as a “Non-Consenting Lender”), or

(ii)           requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Term Loan Commitment is obtained, but the consent of Requisite Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Term Loan and Term Loan Commitment of such Non-Consenting Lenders for an amount equal to the principal balance of the Term Loan held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(d)           If the Minnesota Racing Commission request that any Lender be removed as a Lender hereunder or the Agent reasonably determines that any Lender by being a party hereto may adversely impact the licensing of the Borrower by, or relationship of the Borrower with, any applicable Governmental Authority, then, Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion shall have the right (but shall have no obligation) to purchase from such Lender, and such Lender agrees that it shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Term Loan and Term Loan Commitment of such Lender for an amount equal to the principal balance of the Term Loan held by such Lender and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.  In addition, if a final non-appealable order of the Minnesota Racing Commission requires that a particular Lender be removed as a Lender hereunder and Agent doesn’t, within forty-five (45) days of receipt of a written request from Borrower to replace such Lender, take the actions described above to replace such Lender, Borrower shall have the right to require that such Lender sell and assign to a Person reasonably acceptable to Agent all of the Term Loan and Term Loan Commitment of such Lender for an amount equal to the principal balance of the Term Loan held by such Lender and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.  In the event BDCF or one or more of its Affiliates or Related Funds (determined as if BDCF were a Lender) is replaced pursuant to this Section 10.20, Borrower shall be obligated to pay all amounts which would have been required to be paid if the portion of the Term Loan and Term Loan Commitments being assigned had been paid in full or otherwise terminated.

10.21       Delivery of Termination Statements and Mortgage Releases.  On the Termination Date, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

10.22       Subordination of Intercompany Debt.

(a)           Each Loan Party hereby agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to such Loan Party by any other Loan Party (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations.  Each Loan Party hereby agrees that it will not, while any Event of Default is continuing, accept any payment, including by offset, on any Intercompany Debt until the Termination Date, in each case, except with the prior written consent of Agent.

(b)           In the event that any payment on any Intercompany Debt shall be received by a Loan Party other than as permitted by this Section 10.22 before the Termination Date, such Loan Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Agent for the benefit of the Agent and Lenders all such sums to the extent necessary so that Agent and the Lenders shall have been paid in full, in cash, all Obligations owed or which may become owing.

(c)           Upon any payment or distribution of any assets of any Loan Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Loan Party or in the event of any Proceeding, Agent and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations and of this Agreement, of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such Proceeding, any distribution or payment, to which Agent or any Lender would be entitled except for the provisions hereof shall be paid by such Loan Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Agent (for the benefit of Agent and the Lenders) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agent and Lenders (or to Agent for the benefit of Agent and Lenders).

*              *              *

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

NORTH METRO HARNESS INITIATIVE, LLC, as Borrower

By:
Name:
Title:

NORTH METRO HOTEL, LLC, as Loan Party

By:
Name:
Title:

BLACK DIAMOND COMMERCIAL FINANCE, L.L.C., as Agent and a Lender

By:
Name:
Title:

[LENDER]

By:
Name:
Title:
Address:

Attn:
Fax: (	)	-

ABA No.:
account No.:
Bank:
Bank Address:

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